      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 17, 1999
                                                    REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                   FORM SB-2

                             REGISTRATION STATEMENT
                                     UNDER

                           THE SECURITIES ACT OF 1933

                           --------------------------

                         BRIGHT-TECHNOLOGIES.COM, INC.

                 (Name of small business issuer in its charter)

           DELAWARE                          3661                  16-1567610
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                      Number)

                   7325 OSWEGO ROAD LIVERPOOL, NEW YORK 13090
                                 (315) 652-0006

(Address and telephone number of principal executive office and principal place of business or intended principal place of business)

                              JOSEPH C. PASSALAQUA
                            CHIEF EXECUTIVE OFFICER
                         BRIGHT-TECHNOLOGIES.COM, INC.
                                7325 OSWEGO ROAD
                           LIVERPOOL, NEW YORK 13090
                                 (315) 652-0006

           (Name, address and telephone number of agent for service)

                           --------------------------

                                    COPY TO:

                           LAWRENCE B. MANDALA, ESQ.
                                JOEL HELD, ESQ.
                               ARTER & HADDEN LLP
                          1717 MAIN STREET, SUITE 4100
                              DALLAS, TEXAS 75201
                                 (214) 761-2100

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

                           --------------------------

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective Registration Statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                   PROPOSED MAXIMUM    PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF               DOLLAR AMOUNT     OFFERING PRICE PER  AGGREGATE OFFERING      AMOUNT OF
        SECURITIES TO BE REGISTERED            TO BE REGISTERED          UNIT               PRICE          REGISTRATION FEE
Common Stock, $.001 par value...............      $9,000,000            $5.00             $9,000,000            $2,502

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED MAY 17, 1999

PROSPECTUS
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                         BRIGHT-TECHNOLOGIES.COM, INC.

                                7325 OSWEGO ROAD
                           LIVERPOOL, NEW YORK 13090
                                 (315) 652-0006
                               ------------------

-----------------------

MAXIMUM OFFERING:         1,800,000 Shares
                          of Common Stock

$9,000,000 Total Proceeds
- 900,000  Underwriting Commissions
---------

$8,100,000 Proceeds, before expenses, to
---------
---------
           bright-technologies.com

MINIMUM OFFERING:         1,000,000 Shares
                          of Common Stock

$5,000,000 Total Proceeds
- 500,000  Underwriting Commissions
---------

$4,500,000 Proceeds, before expenses, to
---------
---------
           bright-technologies.com

PRICE PER SHARE:          $5.00

UNDERWRITING COMMISSIONS:  10%

UNDERWRITER'S EXPENSE ALLOWANCE:  1%

 -----------------------

We have developed wireless telephones to provide business and residential telephone service principally to areas of the world that cannot support wireline telephones. Our products include an advanced, prepaid wireless local loop and a wireless payphone. We are developing software that will permit our customers to manage our products from remote locations over the internet or a direct connection.

This is our initial public offering. There is currently no public market for our shares. Our underwriter is offering 1,800,000 shares of our common stock on a "best efforts minimum/ maximum" basis. The underwriter must sell a minimum of 1,000,000 shares in order for this offering to be completed. The underwriter is required to use its best efforts to sell the shares. If we do not sell at least 1,000,000 shares within 180 days after commencement of this offering, the offering will terminate and all money paid for shares will be returned to the purchasers. Even if we sell the minimum number of shares, we may not sell the maximum number of shares. All shares sold will be held in escrow with Firstar Bank of Minnesota, N.A., St. Paul, MN until at least 1,000,000 shares have been sold.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK AND OF IMMEDIATE SUBSTANTIAL DILUTION. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 4 AND "DILUTION" ON PAGE 12.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            ------------------------

                          ROCKCREST SECURITIES L.L.C.
                                  MAY 17, 1999

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
Prospectus Summary.........................................................................................           1

Risk Factors...............................................................................................           4

Forward-Looking Statements.................................................................................          10

Use of Proceeds............................................................................................          11

Dilution...................................................................................................          12

Capitalization.............................................................................................          13

Selected Financial Data....................................................................................          14

Dividend Policy............................................................................................          15

Management's Discussion and Analysis of Financial Condition and Results of Operations......................          15

Our Business...............................................................................................          19

Our Management.............................................................................................          26

Certain Transactions with Management.......................................................................          29

Principal Stockholders.....................................................................................          30

Description of Securities..................................................................................          31

Shares Eligible For Future Sale............................................................................          33

Underwriting...............................................................................................          34

Legal Matters..............................................................................................          35

Experts....................................................................................................          35

Additional Information.....................................................................................          36

Index to Financial Statements..............................................................................         F-1

                            ------------------------

                             IMPORTANT INFORMATION

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.

    UNTIL             , 1999 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THESE SHARES OF COMMON STOCK MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                            ------------------------

    "Bright Star," "Brightlink," "Chameleon," "Tech 3" and "Wireless Network Manager" are trademarks of Bright Technologies, Inc. This prospectus also contains the trademarks and service marks of other companies that are the property of their respective owners.

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS SOME INFORMATION FROM THIS PROSPECTUS. IT IS NOT COMPLETE AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE RISK FACTORS AND THE FINANCIAL STATEMENTS AND THE NOTES TO THOSE STATEMENTS, BEFORE MAKING AN INVESTMENT DECISION.

THE COMPANY

    bright-technologies.com, inc. designs, develops, manufactures and markets advanced wireless telephones and products for use in traditional wireline telephones. Our objective is to become a leading provider of prepaid, wireless telephones. Our wireless products include:

    - prepaid wireless local loop telephones intended for residential and business use, and

    - wireless payphones intended for public use.

    Our wireless telephones can accept a variety of prepayment methods, including prepaid debit cards and credit cards. The telephones also can self-diagnose and report malfunctions to the telecommunications service provider's host computer. We are developing software that will enable the service provider to monitor and manage its telephones from a remote location through the internet or a direct connection.

    We developed and intend to market these products for use principally in areas of the world that lack the capital and infrastructure to fully support traditional wireline telecommunications. In emerging markets, wireless systems are often preferable to traditional wireline systems because they may be deployed more rapidly and at lower cost. Prepaid telephone services are beneficial in many of these markets, where credit evaluation mechanisms, banking systems and postal systems are inadequate to provide reliable means for billing, payment and extension of credit. We expect our key markets to include Mexico, Central and South America, the Caribbean, Eastern Europe, Africa and Asia. We recently signed letters of intent to form joint ventures to deploy 24,000 of our prepaid wireless payphones in the Philippines, Ukraine and Slovakia.

    Our wireline products include the Bright Star coinline board, a motherboard that we presently market in the United States. Telephones using this product share many features of our wireless products, including the ability to change rates, update active area codes, download operating records and remotely diagnose and repair common malfunctions or direct a technician to the site.

    We are a Delaware corporation formed in April 1999 to acquire Bright Technologies, Inc., a Georgia corporation formed in 1994 by our principal stockholder. References to us in this prospectus concerning matters prior to April 1999 refer to Bright Technologies, Inc., which is now our wholly-owned subsidiary. Our principal address is 7325 Oswego Road, Liverpool, New York 13090, and our telephone number is (315) 652-0006.

THE OFFERING

Common Stock Offered................  1,000,000 shares (minimum)
                                      1,800,000 shares (maximum)

Offering Price......................  $5.00 per share

Common Stock Outstanding Prior to
  the Offering......................  6,000,000 shares

Common Stock to be Outstanding After
  the Offering......................  7,000,000 shares (minimum)
                                      7,800,000 shares (maximum)

Use of Proceeds (see page 11).......  We intend to use the net proceeds from this offering for repayment of certain outstanding obligations,
                                      including (if the maximum number of shares offered by
                                      this prospectus are sold) certain related party
                                      obligations; sales and marketing; research and
                                      development; working capital and general corporate
                                      purposes.

Risk Factors (see page 4)...........  This investment involves a high degree of risk. You should purchase shares only if you can afford a
                                      complete loss of your investment.

Proposed NASDAQ SmallCap Market or
  OTC Bulletin Board Symbols........  "BRTK;" "WILL;" "WPCS;" "TDMA;" "PPWT;" "WFON;"
                                      "PPWP"

SUMMARY FINANCIAL DATA

    You should read the following summary financial data together with the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements of Bright Technologies, Inc. and notes thereto included elsewhere in this prospectus. The "as adjusted" balance sheet data reflects the application of proceeds from the sale of a minimum of 1,000,000 shares of common stock and a maximum of 1,800,000 shares of common stock offered by this prospectus at an offering price of $5.00 per share, after deducting estimated underwriting commissions equal to 10% of the offering proceeds, the underwriter's non-accountable expense allowance equal to 1% of the offering proceeds, and estimated offering expenses of $275,000. See "Use of Proceeds" and "Capitalization."

    Net loss per share in the following table is based upon weighted average common shares outstanding of 6,000,000, and has been restated to reflect the initial issuance of common stock of bright-technologies.com, inc. on April 23, 1999 in exchange for all outstanding shares of Bright Technologies, Inc.

                                                                          THREE MONTHS          FOR THE PERIOD
                                               YEAR ENDED                    ENDED              FROM INCEPTION
                                              DECEMBER 31,                 MARCH 31,          (DECEMBER 29, 1994)
                                      ----------------------------  ------------------------        THROUGH
                                          1997           1998          1998         1999        MARCH 31, 1999
                                      -------------  -------------  -----------  -----------  -------------------
                                                                          (UNAUDITED)             (UNAUDITED)

Statement Of Operations Data:

Total revenue.......................  $     114,040  $      87,304  $        --  $    30,625    $     1,023,323

Total expenses......................      1,522,183      1,196,653      292,247      186,034          8,522,336
                                      -------------  -------------  -----------  -----------  -------------------

Net loss............................  $  (1,408,143) $  (1,109,349) $  (292,247) $  (155,409)   $    (7,499,013)
                                      -------------  -------------  -----------  -----------  -------------------
                                      -------------  -------------  -----------  -----------  -------------------

Net loss per share..................  $       (0.23) $       (0.18) $     (0.05) $     (0.03)
                                      -------------  -------------  -----------  -----------
                                      -------------  -------------  -----------  -----------

                                                                                              AS ADJUSTED
                                                                                       --------------------------

                                                                                         MINIMUM       MAXIMUM
                                                                                         OFFERING      OFFERING
                                                                                       ------------  ------------
                                                                           ACTUAL
                                                                       MARCH 31, 1999
                                                                       --------------
                                                                        (UNAUDITED)

Balance Sheet Data:

Total Assets.........................................................   $    495,458   $  3,224,372  $  6,284,372

Total Liabilities....................................................   $  3,100,506   $  1,654,420  $  1,154,420

Total Stockholders' (Deficiency) Equity..............................   $ (2,605,048)  $  1,569,952  $  5,129,952

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND ALL OTHER INFORMATION IN THIS PROSPECTUS BEFORE PURCHASING OUR COMMON STOCK. THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. ANY OF THE FOLLOWING RISKS COULD MATERIALLY ADVERSELY EFFECT OUR BUSINESS, OPERATING RESULTS OR FINANCIAL CONDITION AND COULD RESULT IN A COMPLETE LOSS OF YOUR INVESTMENT.

WE ARE A DEVELOPMENT STAGE COMPANY WITH A LIMITED OPERATING HISTORY.

    bright-technologies.com, inc. is a newly formed company. It was formed in April 1999 to acquire Bright Technologies, Inc., which commenced operations in December 1994 and is currently in the development stage. Since December 1994, we have been engaged principally in acquiring and completing the development of our technology, testing our technology and developing a plan of operation. We have a limited operating history that you can use to evaluate our prospects. Our prospects must, therefore, be considered in light of the risks, uncertainties, expenses, delays, and difficulties usually associated with a new business.

BECAUSE WE HAVE A HISTORY OF LOSSES SINCE OUR INCEPTION AND EXPECT TO INCUR
  FURTHER LOSSES, WE MAY BE UNABLE TO CONTINUE AS A GOING CONCERN.

    Since inception, we have incurred significant losses from operations, and accumulated a deficit of $7,499,013 through March 31, 1999. We expect to continue to incur substantial losses in future periods. Our independent accountants have included an explanatory paragraph in their report on our financial statements stating that our financial statements have been prepared assuming that we will continue as a going concern, but that substantial doubt exists as to our ability to do so because of these recurring losses from operations and our working capital deficiency.

WE WILL NEED ADDITIONAL CAPITAL FINANCING IN THE FUTURE.

    We anticipate that the net proceeds of the minimum number of shares offered in this offering, together with our projected cash flow from operations, will be sufficient to fund our operations and capital requirements for the twelve months immediately following this offering. Thereafter, implementation of our business plan will require funds not currently available to us. We may be required to seek additional financing sooner than currently anticipated, however, to fund more rapid expansion, respond to competitive pressures, develop new or enhanced products, or take advantage of unanticipated acquisition opportunities. We cannot be certain we will be able to find such additional financing on reasonable terms, or at all. If we are unable to obtain additional financing when needed, we may not be able to expand, respond to competitive pressures, develop or enhance our products or take advantage of unanticipated acquisition opportunities. We could also be forced to curtail our existing activities or cease operations.

WE NEED THE PROCEEDS OF THIS OFFERING TO SATISFY CERTAIN PREEXISTING
  OBLIGATIONS.

    At December 31, 1998, we were in default on the payment of a note to Tee-Comm Electronics, Inc. in the approximate amount of $1,346,000 in principal and interest. The note is secured by a lien on substantially all of our assets. On January 14, 1999, we entered into an agreement with Ernst & Young Inc. in its capacity as court-appointed receiver and manager for Tee-Comm. We granted the Tee-Comm receiver a first priority security interest in our technology and a three year option to acquire 5% of our common stock on a fully diluted basis on terms at least as favorable as the terms we make available to any other party, including any insider, underwriter, agent or advisor. We intend to use approximately $1,382,000 of the net proceeds of this offering to repay the note to the Tee-Comm receiver, upon which the receiver will release its lien on our technology and other assets. In addition, upon consummation of this offering, a promissory note in the amount of $63,937 in favor of Triangle Plastics, Inc. will become due and payable. We intend to repay this note from the proceeds of this offering. An aggregate of $1,446,086 in proceeds from this offering will therefore not be available to us to apply to working capital needs or future growth.

    In addition, if the maximum offering amount is achieved, we intend to use $500,000 of the proceeds to repay part of a $665,000 loan from our principal stockholder.

OUR SUCCESS DEPENDS ON MARKET ACCEPTANCE OF OUR PRODUCTS THAT WE HAVE NOT AS YET
  OBTAINED.

    We began marketing our wireless products in 1998 and to date we have made few sales. We have derived the majority of our revenues from two or three customers and from sales of products other than our wireless local loop and wireless payphones. Except for our letters of intent regarding deployment of our products in the Philippines, Ukraine and Slovakia, which may or may not result in binding contracts for the purchase, use or distribution of our products, we have not obtained any commitments from customers to purchase, use or distribute our core products. While we are currently in negotiations with several entities in Central and South America, we cannot assure you that any of these negotiations will result in binding commitments or sales. We cannot be certain we will be successful in our targeted markets.

WE ARE SIGNIFICANTLY DEPENDENT ON OUR LICENSING AGREEMENT WITH MOTOROLA.

    We have signed a one year, renewable licensing agreement with Motorola allowing us to make, have made, use and sell technology that contains transceivers supplied by Motorola. The territory of the licensing agreement is presently limited to the United States, Canada and Latin America. We will be unable to sell our products in other markets unless Motorola expands the territory of the licensing agreement. Management anticipates, but cannot guarantee, that it will be able to negotiate licensing agreements to use Motorola transceivers in its products in other markets. Our products work only with Motorola transceivers and would require significant modifications if we were unable to use Motorola's transceivers. If Motorola cannot or will not supply us with transceivers or fails to renew or terminates the licensing agreement, we would have to spend considerable time and resources to redesign our products. These increased costs and diversion of resources would adversely affect our business and could force us to curtail or cease operations.

WE WILL BE SUBJECT TO CERTAIN RISKS OF INTERNATIONAL OPERATIONS.

    We intend to conduct a significant part of our business outside the United States, where we believe there is an opportunity to market and sell our wireless local loop and prepaid wireless payphones. An investment in our common stock therefore will be subject to risks generally associated with conducting business in foreign countries, such as:

    - foreign laws and regulations that may be materially different from those of the United States;

    - changes in applicable laws and regulations;

    - labor and political unrest;

    - foreign currency fluctuation;

    - changes in foreign economic and political conditions;

    - export and import restrictions;

    - tariffs, customs, duties and other trade barriers;

    - difficulties in staffing and managing foreign operations;

    - longer payment cycles;

    - difficulties in collecting accounts receivable and enforcing agreements;

    - nationalization or expropriation; and

    - repatriation of income or capital.

    In addition, in the event of a dispute, we may be subject to the exclusive jurisdiction of foreign courts and agencies, or may not be successful in obtaining jurisdiction over foreign persons in state or federal courts in the United States. We also may be hindered or prevented from enforcing our rights against foreign governments and their instrumentalities because of the doctrine of sovereign immunity. In many international markets it may be difficult for us to establish a strong customer base because of longstanding relationships between our potential customers and their local providers.

WE WILL NEED NEW STAFF OR OUTSIDE HELP WITH SALES AND MARKETING.

    Our current staff has limited sales and marketing experience. We will need to hire additional staff and may also have to rely on outside sources to perform marketing functions for us. We have limited experience in international sales, yet our current business plan depends, in large part, on selling our products abroad. Our senior management speaks only English. We will need to identify, attract, hire, train and retain other sales and marketing personnel to be successful. We cannot assure you that we will be able to successfully identify, attract, hire and retain additional personnel in a timely and effective manner. We may not be successful in either hiring employees with domestic or international sales experience or in conducting international marketing with our current staff.

WE MAY NOT BE ABLE TO OBTAIN NECESSARY FOREIGN GOVERNMENT APPROVALS.

    The construction, operation, sale and interconnection arrangements of wireless telecommunications systems and the grant, maintenance and renewal of applicable licenses in each of the countries outside the United States where we intend to do business are regulated by governmental authorities in such countries. There is a risk that the government or regulatory body of any given nation may not approve our products for use or distribution in that nation. Further, even if such approvals are obtained, changes in the regulatory environment in these countries could affect our alliances with local providers, pricing and other material components of our operations.

OUR EXECUTIVE OFFICERS ARE ALSO OFFICERS OR EMPLOYEES OF OTHER COMPANIES.

    Joseph C. Passalaqua, our Chief Executive Officer, Chairman of the Board and principal stockholder, and Carl E.M. Worboys, our Vice President, Secretary and a director, are officers or employees of other telecommunications companies owned by Mr. Passalaqua. These companies are Datone Communications, Inc., a pay phone company; Metrotel, Inc., a national pre-paid calling card and vending company; and American Telecommunications Enterprises, Inc., a domestic long distance carrier. Lilly Beter, our Chief Financial Officer and Treasurer and a director, is the President of Lilly Beter Capital Group, Ltd., a financial advisory firm. Although Mr. Passalaqua, Mr. Worboys and Ms. Beter will devote such business time as they deem necessary to the business of the company, they will continue to be active participants in these other business operations and will not be devoting their full business time to the company.

WE MAY FACE STRONG COMPETITION AND TECHNOLOGICAL OBSOLESCENCE.

    Some of our competitors and potential competitors possess substantially greater financial, marketing, personnel, and other resources than we have. We compete with numerous companies with well-established reputations in the cellular industry, such as Nokia Corporation, Motorola, Inc. and Qualcomm Incorporated. Although we believe we will be able to compete based on the special features of our products, our products incorporate new concepts and may not be successful even if they are superior to those of our competitors. In addition, certain new companies may be developing products of which we may be unaware that are functionally similar or superior to the products we have developed and may render our products obsolete or less marketable. The market for our products is marked by rapid technological change, frequent new product introductions and technology enhancements, uncertain product life cycles, changes in client demands and evolving industry standards. We cannot be certain that we will successfully develop and market new products, new product enhancements or new products compliant with present or emerging telecommunications standards. New products based on new technologies or new industry standards can render existing products obsolete and unmarketable. To succeed, we will need to enhance our current products and develop new products on a timely basis to keep pace with developments related to telecommunications technology. New products and product enhancements can require long development and testing periods. Any delays in developing and releasing enhanced or new products could have a material adverse effect on our business, operating results and financial condition.

WE MAY BE UNABLE TO ADEQUATELY PROTECT OUR PROPRIETARY RIGHTS OR MAY BE SUED BY
  THIRD PARTIES FOR INFRINGEMENT OF THEIR PROPRIETARY RIGHTS.

    Our success depends significantly on our ability to protect our proprietary rights to the technologies used in our products. If we are not adequately protected, our competitors could use the intellectual property that we have developed to enhance their products and services, which could harm our business. Currently, we have been granted two United States ornamental patents on our case designs. We have patents pending on our core technology in the United States and several foreign jurisdictions; however, these patents have not been granted and we cannot assure you that they will be. We rely on patent protection, as well as a combination of copyright and trademark laws, trade secrets, confidentiality provisions and other contractual provisions, to protect our proprietary rights, but these legal means afford only limited protection. Despite any measures taken to protect our intellectual property, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. In addition, the laws of some foreign countries may not protect our proprietary rights as fully as do the laws of the United States. If we litigated to enforce our rights, it would be expensive, divert management resources and may not be adequate to protect our intellectual property rights.

    The telecommunications industry is characterized by the existence of a large number of patents and frequent litigation based on allegations of trade secret, copyright or patent infringement. We may inadvertently infringe a patent of which we are unaware. In addition, because patent applications can take many years to issue, there may be a patent application now pending of which we are unaware that will cause us to be infringing when it is issued in the future. Although we are not currently involved in any intellectual property litigation, we may be a party to litigation in the future to protect our intellectual property or as a result of our alleged infringement of another's intellectual property, forcing us to do one or more of the following:

    - Cease selling, incorporating or using products or services that incorporate the challenged intellectual property;

    - Obtain from the holder of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on reasonable terms; or

    - Redesign those products or services that incorporate such technology.

    A successful claim of infringement against us, and our failure to license the same or similar technology, would adversely effect our business. Infringement claims, with or without merit, would be expensive to litigate or settle, and would divert management resources.

EVEN AFTER THE OFFERING, MANAGEMENT WILL MAINTAIN THE MAJORITY OF VOTES.

    After the successful closing of this offering, our directors and executive officers will beneficially own, in the aggregate, no less than approximately 85% of the outstanding shares of common stock if the minimum number of shares are sold in the offering, or no less than approximately 78% of the outstanding shares of common stock if the maximum number of shares are sold in the offering. Accordingly, these people, acting together, will possess the majority of the stockholder votes, and will be in a position to control our affairs. If you purchase shares in this offering, you will be a minority stockholder and, although entitled to vote on matters submitted for a vote of the stockholders, you will not be able to control the outcome of such a vote.

OUR SUCCESS WILL BE DEPENDENT ON MANAGEMENT AND KEY PERSONNEL.

    We believe our success will be significantly dependent on the personal efforts of Mr. Joseph C. Passalaqua with whom we have entered into an employment agreement. The loss of his services could hurt our business and prospects. Our success will also be dependent upon our ability to attract and retain qualified managerial, technical, and marketing personnel with experience in business activities similar to our own. Competition for qualified personnel is intense and we cannot be certain that we will be able to hire or to retain additional personnel.

PROVISIONS OF OUR CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW COULD
  DETER TAKEOVER ATTEMPTS.

    Our Certificate of Incorporation and Bylaws provide that the Board will be classified into three classes of directors, with each class serving a staggered three-year term. This provision could make it more difficult for stockholders to effect certain corporate actions that might facilitate a proposed acquisition of our company.

    Our Certificate of Incorporation also authorizes our Board of Directors to issue up to 5,000,000 shares of preferred stock. The Board may establish and issue preferred stock in one or more series out of these authorized but unissued shares of preferred stock, without further approval of the stockholders and may fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges and restrictions applicable to each new series of preferred stock. The issuance of a new series of preferred stock could, among other results, adversely affect the voting power of the holders of common stock, including your voting power should you choose to invest. Under certain circumstances, the issuance of preferred stock could make it more difficult for a third party to gain control of us, prevent or substantially delay such a change of control, discourage bids for the common stock at a premium, or otherwise adversely affect the market price of the common stock.

    These and other provisions of our Certificate of Incorporation and Bylaws discussed in this prospectus under the heading "Description of Securities" could have the effect of delaying or preventing a change of control even where such change of control would be advantageous to you. We are subject to provisions of Delaware law that restrict certain business combinations with interested stockholders, which may have the effect of inhibiting a non-negotiated merger or other business combination.

IF YOU PURCHASE OUR SHARES, YOU WILL INCUR IMMEDIATE AND SUBSTANTIAL DILUTION.

    If you invest in this offering, you will incur immediate and substantial dilution of $4.80 per share (96%) if the minimum number of shares offered by this prospectus is sold, or $4.37 per share (87%), if the maximum number of shares offered by this prospectus is sold. This dilution represents the difference between our adjusted net tangible book value per share after this offering and the initial public offering price of $5.00 per share.

THERE IS NO PRIOR PUBLIC MARKET FOR OUR STOCK.

    Prior to this offering, there has been no public market for our securities. Although we intend to file an application to list our stock on the NASDAQ SmallCap Market, we will not satisfy the criteria for such listing unless substantially all of the shares offered by this prospectus are sold. Even if the maximum number of shares offered is sold, however, there can be no assurance that our common stock will be approved for listing. Although we anticipate that upon completion of this offering, our common stock will be eligible for inclusion on the OTC Bulletin Board, we cannot be certain that the common stock will be listed on the OTC Bulletin Board. Consequently, we cannot be certain that a regular trading market for our common stock, other than the pink sheets, will develop after this offering is completed. If a trading market does in fact develop for our common stock, we cannot be certain that it will be sustained. If for any reason our common stock is not listed on the NASDAQ SmallCap Market or the OTC Bulletin Board, or a public trading market does not develop, you may have difficulty in selling your securities should you desire to do so.

OUR DETERMINATION OF THE PUBLIC OFFERING PRICE WAS NOT BASED ON A MARKET PRICE.

    Because there has been no prior public trading market for our common stock, the initial public offering price of the common stock has been determined by negotiations between ourselves and the underwriter and is not necessarily related to our asset value, net worth or other criteria of value. The factors considered in determining the offering price include an evaluation by management of the history of and prospects for the industry in which we compete and our earnings prospects. Factors such as our financial results, announcements of developments related to our business, and the introduction of products and product enhancements by ourselves or our competitors may have a significant impact on the market price of our securities.

THE UNDERWRITER HAS LIMITED EXPERIENCE UNDERWRITING INITIAL PUBLIC OFFERINGS.

    Our underwriter has only underwritten a few initial public offerings of securities. The underwriter's lack of experience may have a negative impact on the liquidity and price of our securities following the completion of this offering.

THIS OFFERING IS REGISTERED IN A LIMITED NUMBER OF STATES.

    The underwriter will register this offering in a limited number of states, which will make it difficult or impossible for you to resell our common stock in certain states in which the offering is not registered.

WE MAY OFFER ADDITIONAL EQUITY SECURITIES OR INCUR SUBSTANTIAL INDEBTEDNESS TO
  FINANCE FUTURE ACTIVITIES.

    To the extent we finance our future operations through additional equity securities, any such issuance may involve substantial dilution to our then-existing stockholders. To the extent we incur indebtedness or issue debt securities, we will be subject to all of the risks associated with incurring substantial indebtedness, including the risk that interest rates may fluctuate and cash flow may be insufficient to pay principal and interest on any such indebtedness. We hope to raise up to $35 million in proceeds from a public offering of debt securities, which we intend to initiate as soon as practicable following the consummation of this offering.

WE MUST DEPEND ON OUTSIDE MANUFACTURING SOURCES.

    We will contract with others to manufacture our telephone units and other products. This may lead to delayed or reduced product shipments and may adversely effect our customer relationships. In particular, in instances where a nation imposes high import tariffs, we intend to have the units manufactured within the nation's borders, which could expose us to a high risk of quality failures and untimely delivery resulting in a high cost of manufacture for us.

OUR OPERATING RESULTS MAY FLUCTUATE AS A RESULT OF OUR INDETERMINATE SALES
  CYCLE.

    Our sales cycle is expected to commence at the time a wireless provider demonstrates an interest in purchasing wireless local loop and/or wireless payphones from us and to end upon the installation of the equipment for the provider. The time required will therefore vary by customer and could extend for periods up to three to six months or more, depending upon, among other things, the time required by the purchaser to complete a pilot test of our products, to make a determination regarding an acquisition thereof and to negotiate payment terms with us. As a result of this fluctuation in the length of our sales cycle, our operating results could vary from period to period.

IF WE BECOME SUBJECT TO SEC REGULATIONS RELATING TO LOW-PRICED STOCKS, THE
  MARKET FOR OUR COMMON STOCK COULD BE ADVERSELY EFFECTED.

    The Securities and Exchange Commission has adopted regulations concerning low-priced (or "penny") stocks. The regulations generally define "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price less than $5.00 per share, subject to certain exceptions. If our shares become offered at a market price less than $5.00 per share, and do not qualify for any exemption from the penny stock regulations, our shares may become subject to these additional penny stock regulations. These regulations impose additional sales practice requirements on broker-dealers who sell penny stock to persons other than established customers and accredited investors.

    The additional burdens imposed upon broker-dealers by these penny stock requirements may discourage broker-dealers from effecting transactions in the common stock, which could severely limit the market liquidity of our common stock and your ability as purchasers to sell our common stock in the secondary market. In addition, it is unlikely that any bank or financial institution will accept such penny stock as collateral, which could have an adverse effect in developing or sustaining any market for our common stock.

WE HAVE NEVER PAID DIVIDENDS AND HAVE NO CURRENT PLANS TO PAY DIVIDENDS.

    We have never paid any cash or other dividends on our common stock. For the foreseeable future, the Board intends to retain future earnings, if any, to finance our business operations and does not anticipate paying any cash dividends on the common stock.

                           FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements that involve risks and uncertainties. You can identify these statements by the use of forward-looking words such as "may," "will," "expect," "anticipate," "estimate," "continue," or other similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or financial condition or state other "forward-looking" information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control. The factors listed above in the section captioned "Risk Factors," as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have a material adverse effect on our business, operating results and financial condition.

                                USE OF PROCEEDS

    We estimate that our net proceeds from the sale of the common stock will be approximately $4,175,000 if the minimum number of shares offered (1,000,000) (the "Minimum Offering") is sold and $7,735,000 if the maximum number of shares offered (1,800,000) (the "Maximum Offering") is sold, after deducting estimated offering expenses of $275,000, underwriting commissions equal to 10% of the offering proceeds and the underwriter's non-accountable expense allowance equal to 1% of the offering proceeds. The primary purposes of this offering are as follows:

    - to repay certain outstanding indebtedness, including, if the Maximum Offering is sold, certain related party indebtedness;

    - to increase our equity capital;

    - to create a public market for our common stock; and

    - to facilitate our future access to public capital markets.

    We intend to use the net proceeds from this offering as follows:

                                                                          APPLICATION OF             APPLICATION OF
                                                                         NET PROCEEDS FROM          NET PROCEEDS FROM
                                                                         MINIMUM OFFERING           MAXIMUM OFFERING
                                                                     -------------------------  -------------------------
                                                                        AMOUNT       PERCENT       AMOUNT       PERCENT
                                                                     ------------  -----------  ------------  -----------
Repayment of certain indebtedness, including, if the Maximum
  Offering is sold, certain related party indebtedness.............  $  1,446,086        34.6%  $  1,946,086        25.2%
Sales and marketing................................................       600,000        14.4      1,200,000        15.5
Research and development...........................................       400,000         9.6        700,000         9.0
Working capital and general corporate purposes.....................     1,728,914        41.4      3,888,914        50.3
                                                                     ------------       -----   ------------       -----
Total..............................................................  $  4,175,000       100.0%  $  7,735,000       100.0%
                                                                     ------------       -----   ------------       -----
                                                                     ------------       -----   ------------       -----

    If the Minimum Offering is sold, we intend to retire our indebtedness to Ernst & Young Inc. in its capacity as court-appointed receiver and manager for Tee-Comm Electronics, Inc. (the "Tee-Comm Receiver"). We also intend to repay a promissory note issued to Triangle Plastics, Inc. Our current payments of principal and interest on the Tee-Comm note went into arrears in April, 1997, and we are incurring additional interest as well as late charges of 2% of the balance due monthly. The Triangle Plastics promissory note matures upon consummation of this offering and bears interest at 2% above the prime rate as published each month in the WALL STREET JOURNAL per year. At March 31, 1999, the amount due to the Tee-Comm Receiver was $1,382,149 and the amount outstanding under the Triangle Plastics promissory note was $63,937.

    If the Maximum Offering is sold, we will also repay $500,000 of principal on a $664,987 promissory note issued to Joseph C. Passalaqua on February 1, 1999. This note memorializes advances by Mr. Passalaqua to us used for working capital during 1998, bears interest at 10% per year, and is due and payable on demand. Mr. Passalaqua is our Chief Executive Officer, Chairman of the Board and principal stockholder.

    The table above represents our best estimate of the allocation of the net proceeds of the offering, based upon the current status of our operations, our current plans and current economic conditions. The amount and timing of expenditures will vary depending upon a number of factors, including progress of our operations, technical advances, terms of collaborative arrangements and changes in competitive conditions. We reserve the right to change the amount of the net proceeds that will be used for any purpose to the extent that management determines that a change is advisable. Accordingly, management will have broad discretion regarding the application of the net proceeds of the offering.

    Pending application of the net proceeds of the offering, we intend to invest the net proceeds in short-term, interest bearing investments, such as bank certificates of deposit, United States government obligations and money market instruments.

                                    DILUTION

    Our deficit in net tangible book value at March 31, 1999 was approximately $2,803,000, or $0.47 per share of common stock. Deficit in net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the total number of shares of common stock outstanding. Dilution per share represents the difference between the offering price of $5.00 per share and the net tangible book value per share of common stock, as adjusted, immediately after this offering.

    After giving effect to the sale of the Minimum Offering and after deducting estimated underwriting commissions, the underwriter's non-accountable expense allowance and estimated offering expenses, our pro forma net tangible book value at March 31, 1999 would have been $1,372,000, or $0.20 per share. This represents an immediate increase in pro forma net tangible book value of $0.67 per share to existing stockholders and an immediate dilution of $4.80 per share, or approximately 96% of the offering price, to investors purchasing shares of common stock in the Minimum Offering.

    After giving effect to the sale of the Maximum Offering and after deducting estimated underwriting commissions, the underwriter's non-accountable expense allowance and estimated offering expenses, our pro forma net tangible book value at March 31, 1999 would have been $4,932,000, or $0.63 per share. This represents an immediate increase in pro forma net tangible book value of $1.10 per share to existing stockholders and an immediate dilution of $4.37 per share, or approximately 87% of the offering price, to investors purchasing shares of common stock in the Maximum Offering.

    The following tables illustrate this per share dilution at March 31, 1999:

MINIMUM OFFERING

Initial public offering price.................................................             $    5.00
  Net tangible book value (deficit) before the Minimum Offering...............  $    (.47)
  Increase attributable to new investors......................................        .67
                                                                                ---------
Adjusted pro forma net tangible book value after the Minimum Offering.........                   .20
                                                                                           ---------
Dilution per share to new investors...........................................             $    4.80
                                                                                           ---------
                                                                                           ---------

MAXIMUM OFFERING

Initial public offering price.................................................             $    5.00
  Net tangible book value (deficit) before the Maximum Offering...............  $    (.47)
  Increase attributable to new investors......................................       1.10
                                                                                ---------
Adjusted pro forma net tangible book value per share after the Maximum
  Offering....................................................................                   .63
                                                                                           ---------
Dilution per share to new investors...........................................             $    4.37
                                                                                           ---------
                                                                                           ---------

    The following tables summarize on a pro forma basis at March 31, 1999, the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid to us by existing stockholders and by investors purchasing shares of common stock in the Minimum Offering and the Maximum Offering, before deducting estimated underwriting commissions, the underwriter's non-accountable expense allowance and estimated offering expenses:

MINIMUM OFFERING

                                                          SHARES PURCHASED         TOTAL CONSIDERATION
                                                       -----------------------  -------------------------   AVERAGE PRICE
                                                         NUMBER      PERCENT       AMOUNT       PERCENT       PER SHARE
                                                       ----------  -----------  ------------  -----------  ---------------
Existing stockholders................................   6,000,000        85.7%  $  4,893,965        49.5%     $    0.82
New investors........................................   1,000,000        14.3      5,000,000        50.5           5.00
                                                       ----------       -----   ------------       -----
Total................................................   7,000,000       100.0%  $  9,893,965       100.0%
                                                       ----------       -----   ------------       -----
                                                       ----------       -----   ------------       -----

MAXIMUM OFFERING

                                                         SHARES PURCHASED         TOTAL CONSIDERATION
                                                      -----------------------  --------------------------   AVERAGE PRICE
                                                        NUMBER      PERCENT       AMOUNT        PERCENT       PER SHARE
                                                      ----------  -----------  -------------  -----------  ---------------
Existing stockholders...............................   6,000,000        76.9%  $   4,893,965        35.2%     $    0.82
New investors.......................................   1,800,000        23.1       9,000,000        64.8           5.00
                                                      ----------       -----   -------------       -----
Total...............................................   7,800,000       100.0%  $  13,893,965       100.0%
                                                      ----------       -----   -------------       -----
                                                      ----------       -----   -------------       -----

                                 CAPITALIZATION

    The following table sets forth our capitalization at March 31, 1999 and as adjusted to give effect to the sale of the Minimum Offering and the Maximum Offering, after deducting estimated underwriting commissions, the underwriter's non-accountable expense allowance, and estimated offering expenses, and the application of the estimated net proceeds of the offering to repay certain outstanding indebtedness as described under "Use of Proceeds." Shares of common stock outstanding have been restated to reflect the initial issuance of the common stock of bright-technologies.com, inc. on April 23, 1999 in exchange for all outstanding shares of Bright Technologies, Inc. Shares of common stock outstanding exclude shares of common stock issuable upon the exercise of an option held by the Tee-Comm Receiver to purchase up to five percent of the common stock on a fully diluted basis on terms at least as favorable as the terms we make available to any other party, including any insider, underwriter, agent or advisor. This table should be read in conjunction with the financial statements of Bright Technologies, Inc. and notes thereto appearing elsewhere in this prospectus.

                                                                                             AS ADJUSTED
                                                                                     ----------------------------
                                                                                        MINIMUM        MAXIMUM
                                                                                       OFFERING       OFFERING
                                                                         ACTUAL      -------------  -------------
                                                                     MARCH 31, 1999
                                                                     --------------
                                                                      (UNAUDITED)
Notes payable and related unpaid interest..........................   $  1,446,086   $          --  $          --
                                                                     --------------  -------------  -------------
Stockholder loans payable..........................................        690,151         690,151        190,151
                                                                     --------------  -------------  -------------
Stockholders' Equity (Deficit)
  Preferred stock, $.01 par value (no shares authorized, issued or
    outstanding at March 31, 1999).................................             --              --             --
  Common stock, $.01 par value (30,000,000 shares authorized,
    6,000,000 shares issued and outstanding at March 31, 1999;
    7,000,000 shares issued and outstanding as adjusted for the
    Minimum Offering; 7,800,000 shares issued and outstanding as
    adjusted for the Maximum Offering).............................          6,000           7,000          7,800
  Additional paid-in capital.......................................      4,887,965       9,061,965     12,621,165
  Accumulated deficit during the development stage.................     (7,499,013)     (7,499,013)    (7,499,013)
                                                                     --------------  -------------  -------------
Total stockholders' equity (deficit)...............................     (2,605,048)      1,569,952      5,129,952
                                                                     --------------  -------------  -------------
Total capitalization...............................................   $   (468,811)  $   2,260,103  $   5,320,103
                                                                     --------------  -------------  -------------
                                                                     --------------  -------------  -------------

                            SELECTED FINANCIAL DATA

    The following table presents selected financial data for Bright Technologies, Inc. The historical selected financial data at December 31, 1998 and March 31, 1999, for the years ended December 31, 1997 and 1998, for the three months ended March 31, 1998 and 1999, and for the period from inception (December 29, 1994) to March 31, 1999, are derived from and should be read in conjunction with the financial statements of Bright Technologies, Inc. included elsewhere in this prospectus. The selected financial data for the three months ended March 31, 1998 and 1999, and for the period from inception (December 29, 1994) to March 31, 1999 are unaudited but, in the opinion of our management, reflect all adjustments that are necessary for a fair presentation of the results of operations for the interim period presented. Results of operations for the three months ended March 31, 1998 and 1999 are not necessarily indicative of the results for the entire year. Our independent accountants have included an explanatory paragraph in their report on the audited financial statements stating that our financial statements have been prepared assuming that we will continue as a going concern and that we have suffered recurring losses from operations and have a working capital deficiency which causes substantial doubt about our ability to do so. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. The information presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements of Bright Technologies, Inc. and accompanying notes appearing elsewhere in this prospectus.

                                                                                                FOR THE PERIOD
                                               YEAR ENDED              THREE MONTHS ENDED       FROM INCEPTION
                                              DECEMBER 31,                 MARCH 31,          (DECEMBER 29, 1994)
                                      ----------------------------  ------------------------        THROUGH
                                          1997           1998          1998         1999        MARCH 31, 1999
                                      -------------  -------------  -----------  -----------  -------------------
                                                                          (UNAUDITED)             (UNAUDITED)
Statement Of Operations Data:
Product Sales.......................  $     114,040  $      87,304  $        --  $    30,625    $     1,023,323
                                      -------------  -------------  -----------  -----------  -------------------
Costs and Expenses:
  Costs of product sales............        340,382        103,812           --       15,625          1,192,958
  Research and development..........        374,780        271,518       80,758       34,245          2,601,495
  General and administrative........        678,803        578,094      179,751       79,906          3,264,519
  Provision for facility closing....             --         81,928           --           --             81,928
  Loss on acquired technology and
    assets..........................             --             --           --           --            862,368
  Interest expense..................        128,218        161,301       31,738       56,258            519,068
                                      -------------  -------------  -----------  -----------  -------------------
Total costs and expenses............      1,522,183      1,196,653      292,247      186,034          8,522,336
                                      -------------  -------------  -----------  -----------  -------------------
Net loss............................  $  (1,408,143) $  (1,109,349) $  (292,247) $  (155,409)   $    (7,499,013)
                                      -------------  -------------  -----------  -----------  -------------------
                                      -------------  -------------  -----------  -----------  -------------------
Net loss per share(1)...............  $       (0.23) $       (0.18) $     (0.05) $     (0.03)
                                      -------------  -------------  -----------  -----------
                                      -------------  -------------  -----------  -----------

                                                                                DECEMBER 31, 1998
                                                                                -----------------  MARCH 31, 1999
                                                                                                   --------------
                                                                                                    (UNAUDITED)
Balance Sheet Data:
Total Assets..................................................................    $     460,409     $    495,458
Total Liabilities.............................................................    $   2,910,048     $  3,100,506
Total Stockholders' (Deficiency) Equity.......................................    $  (2,449,639)    $ (2,605,048)

------------------------

(1) Based upon weighted average common shares outstanding of 6,000,000. Restated to reflect the initial issuance of common stock of bright-technologies.com, inc. on April 23, 1999 in exchange for all outstanding shares of Bright Technologies, Inc.

                                DIVIDEND POLICY

    We have not declared or paid any cash dividends on our capital stock and do not anticipate paying any cash dividends on our capital stock in the foreseeable future. Payment of dividends on the common stock is within the discretion of our Board of Directors. The Board currently intends to retain future earnings, if any, to finance our business operations and fund the development and growth of our business. The declaration of dividends in the future will depend upon our earnings, capital requirements, financial condition, and other factors deemed relevant by the Board.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and the notes to the financial statements and the other financial information included elsewhere in this registration statement. In addition to historical information, this Management's Discussion and Analysis of Financial Condition and Results of Operations and other parts of this prospectus contain forward-looking information that involves risks and uncertainties. Our actual results could differ materially from those anticipated by forward-looking information as a result of certain factors, including but not limited to those set forth under "Risk Factors" and elsewhere in this prospectus.

PLAN OF OPERATION

    bright-technologies.com, inc. was organized in 1999 to acquire Bright Technologies, Inc., which was organized and commenced operations in December 1994. References to us concerning matters prior to April 1999 refer to Bright Technologies, Inc., which is now our wholly-owned subsidiary. Both of these companies are sometimes referred to as "the Company" in the following discussion. We are a development-stage telecommunications company formed to develop and commercialize fixed wireless and wireline telephones and components, including related management software. Until recently, our efforts have been principally devoted to research and development activities and organizational efforts, including acquiring certain in-process research and development, recruiting research and management personnel and raising capital.

    Our management believes that our wireless telephone products are presently ready for commercialization and marketing. To that end, we have decided to devote our business activities and resources principally to the marketing and sale of our wireless telephone products. We have initiated a marketing and sales program for our wireless products and have held discussions with a number of potential users of our products, with a view towards execution of licensing and/or joint venture marketing and sales agreements. Our initial marketing efforts include countries in Latin America, Eastern Europe, Africa and the Pacific Rim, which lack the wireline infrastructure to provide sufficient telephone service to their populations.

    On May 10, 1999, we signed a letter of intent regarding the formation of a joint venture to deploy and operate 10,000 of our wireless pay telephones in the Philippines over a five-year period. On May 12, 1999, we signed a letter of intent regarding the formation of a joint venture to deploy and operate 4,000 of our wireless pay telephones in Slovakia over a five-year period. On May 13, 1999, we signed a letter of intent regarding the formation of a joint venture to deploy and operate 10,000 of our wireless pay telephones in Ukraine over a five-year period. Each of these letters of intent requires the completion of a definitive joint venture agreement, which will be subject to numerous conditions, including the receipt of any governmental or third party approvals that may be required in order for our products to be deployed in the target market. Such joint ventures, if concluded, are not likely to commence until at least the first quarter of the year 2000.

    We have not been profitable since inception and expect to incur substantial operating losses over the next twelve months. For the period from inception (December 29, 1994) to March 31, 1999, we incurred a cumulative net loss of approximately $7,499,000 and expect that we will generate losses in the future.

    Our plan of operation for the twelve months following the completion of this offering will consist of activities aimed at:

    - Negotiating and signing definitive joint venture agreements for the deployment over the next five years of 10,000 of our prepaid wireless pay telephones in the Philippines, 4,000 of our prepaid wireless pay telephones in Slovakia and 10,000 of our prepaid wireless pay telephones in Ukraine.

    - Establishing strategic partnerships for the marketing, sales, manufacturing and operation of its prepaid wireless pay telephones in Latin America and Eastern Europe. To date, we have initiated discussions with various telecommunication providers in Guatemala, El Salvador, Honduras, Bolivia, Colombia and Paraguay.

    - Completing the development of our internet management software for our wireless telephone products.

    - Designing and tooling a case for our new prepaid wireless local loop telephones for use by residential and small business customers.

    - Designing a case for the new Chameleon pay telephone, a lightweight wireless multi-payment pay telephone for use in secured, high traffic locations such as airports, bus terminals and train stations.

    - Recruiting of management personnel to oversee and establish joint ventures.

RESULTS OF OPERATIONS

    GENERAL. In light of our limited operating history and insignificant total net revenues to date, we believe that period-to-period comparisons of our revenues and operating results, including our gross profit and operating expenses as a percentage of total net revenues, are not necessarily meaningful and should not be relied upon as indications of future performance.

COMPARISON OF YEAR ENDED DECEMBER 31, 1998 TO YEAR ENDED DECEMBER 31, 1997

    NET REVENUES. Our net revenues for the years ended December 31, 1998 and 1997 were $87,000 and $114,000, respectively. The net revenues were the result of sales of our wireline telephone products. During 1998, $24,500 of such net revenues were derived from a company controlled by our principal stockholder.

    COST OF PRODUCT SALES. Cost of product sales consists primarily of the cost of materials, purchased component parts, labor and an inventory valuation allowance. Cost of product sales decreased from $340,000 for the year ended December 31, 1997 to $114,000 for the year ended December 31, 1998. This decrease in cost of product sales was principally the result of an inventory writedown of $110,000 in the 1997 cost of product sales.

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses consist primarily of expenditures related to technology and software development expenses, reduced by software development costs capitalized during the year. Research and development expenses decreased to $272,000 for the year ended December 31, 1998 from $375,000 for the year ended December 31, 1997. This decrease was principally attributable to the capitalization of software development costs totalling $122,000 during the year ended December 31, 1998.

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    GENERAL AND ADMINISTRATIVE EXPENSES.  General and administrative expenses consist primarily of salaries, taxes and benefits and related costs for general corporate functions, including accounting, facilities, legal, depreciation, amortization and an accrual for executive compensation. General and administrative expenses decreased from $679,000 for the year ended December 31, 1997 to $578,000 for the year ended December 31, 1998. This decrease was primarily attributable to the closing of a facility in Georgia during 1998. We expect that we will incur additional general and administrative expenses as we continue to hire personnel and incur expenses related to the growth of our business and our operation as a public company.

    INTEREST EXPENSE. Interest expense increased from $128,000 for the year ended December 31, 1997 to $161,000 for the year ended December 31, 1998 as a result of increased debt due to our principal stockholder and the conversion of a vendor's trade debt to a promissory note of $64,000.

    NET LOSS. For the year ended December 31, 1998, our net loss was $1,109,000, or $0.18 per share of common stock, as compared to $1,408,000, or $0.23 per share of common stock, for the year ended December 31, 1997. The decrease in our net loss over these periods was attributable principally to decreased operating expenses.

COMPARISON OF THREE MONTHS ENDED MARCH 31, 1999 TO THREE MONTHS ENDED MARCH 31,
  1998

    NET REVENUES. Our net revenues for the three months ended March 31, 1999 and 1998 were $31,000 and $-0-, respectively. The net revenues for 1999 were the result of sales of our wireline telephone products to a company controlled by our principal stockholder.

    COST OF PRODUCT SALES. Cost of product sales for the three months ended March 31, 1999 and 1998 were $16,000 and $-0-, respectively.

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses decreased to $34,000 for the three months ended March 31, 1999 from $81,000 for the three months ended March 31, 1998. This decrease was attributable to the completion in mid-1998 of the research and development on certain hardware for our existing products and the postponement of further costs until the completion of this offering.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses decreased to $80,000 for the three months ended March 31, 1999 from $180,000 for the three months ended March 31, 1998. This decrease was primarily attributable to the closing of a facility in Georgia during 1998. We expect that we will incur additional general and administrative expenses as we continue to hire personnel and incur expenses related to the growth of our business and our operation as a public company.

    INTEREST EXPENSE. Interest expense increased from $32,000 for the three months ended March 31, 1998 to $56,000 for the three months ended March 31, 1999, primarily due to increased debt due to our principal stockholder.

    NET LOSS. For the three months ended March 31, 1999, our net loss was $155,000, or $0.03 per share of common stock, as compared to $292,000, or $0.05 per share of common stock, for the three months ended March 31, 1998. The decrease in our net loss over these periods was attributable principally to decreased operating expenses.

LIQUIDITY AND CAPITAL RESOURCES

    Since inception, we have financed our operations primarily through capital contributions of $4,894,000 and loans from our principal stockholder of $690,000 through March 31, 1999.

    At December 31, 1998, we had a stockholders' deficiency of $2,450,000, a working capital deficiency of $2,786,000 and an accumulated deficit since inception of $7,344,000. At March 31, 1999,

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we had a stockholders' deficiency of $2,605,000, a working capital deficiency of
$2,996,000 and an accumulated deficit since inception of $7,499,000. The report of our independent certified public accountants contains an explanatory paragraph that expresses substantial doubt as to our ability to continue as a going concern absent additional financing.

    Net cash used in operating activities decreased to $468,000 for the year ended December 31, 1998 from $976,000 for the year ended December 31, 1997, resulting primarily from decreased net losses. Net cash used in operating activities decreased to $24,000 for the three months ended March 31, 1999 from $199,000 for the three months ended March 31, 1998, resulting primarily from decreased net losses.

    Cash flows used in investing activities increased from $87,000 for the year ended December 31, 1997 to $127,000 for the year ended December 31, 1998, primarily resulting from an increase in software development costs. Cash flows used in investing activities decreased to zero for the three months ended March 31, 1999 from $48,000 for the three months ended March 31, 1998, primarily as a result of the reduction of capitalized software costs.

    Net cash provided by financing activities decreased to $595,000 for 1998 from $1,062,000 for 1997. The decrease was due primarily to a reduction in proceeds from stockholder capital contributions. Net cash provided by financing activities decreased to $24,000 for the three months ended March 31, 1999 from $253,000 for the three months ended March 31, 1998, due primarily to reduced proceeds from stockholder loans.

    Our capital requirements depend on numerous factors, including market acceptance of our products, the amount of resources we devote to investments in our products, the resources we devote to marketing and selling our products and other factors. It is the intention of management to evaluate possible investments in joint ventures, new products and technologies, and to expand our sales and marketing programs. We currently anticipate that the net proceeds of the Minimum Offering will be sufficient to meet our anticipated needs for working capital and capital expenditures for the next 12 months. Cash requirements may vary and are difficult to predict due to the nature of the developing markets we target.

    We are in default under a promissory note totalling approximately $1,400,000, inclusive of unpaid interest, at March 31, 1999. The note was issued in connection with the acquisition of certain assets from Tee-Comm Teleservices, Inc. in February of 1995, and is secured by substantially all of our assets, including all of our current intellectual property. We intend to use approximately $1,400,000 of the net proceeds of this offering to repay such note and related unpaid interest (see Notes 8 and 14 to the accompanying financial statements). In addition, we are committed to pay an aggregate of $250,000 per year pursuant to employment agreements with our chief executive officer and vice president.

    If the net proceeds of the offering, together with our internally generated cash flow, are not sufficient to satisfy our financing needs, we will be required to seek additional funding through bank borrowings, additional public or private sales of our securities, including equity securities, or through other arrangements. We currently have no credit facility or other committed sources of capital; however, we intend to seek a credit facility after the completion of the offering. There can be no assurance that additional funds, if required, will be available to us.

RECENTLY ISSUED ACCOUNTING STANDARDS

    Effective January 1, 1998, we adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income, defined as all changes in equity from non-owner sources. Adoption of SFAS No. 130 did not have a material effect on our financial position or results of operations.

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
    Effective January 1, 1998, we adopted the provisions of SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way public enterprises report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to stockholders. Adoption of SFAS No. 131 did not have a material effect on our financial position or results of operations.

    Effective January 1, 1998, we adopted SFAS No. 132, "Employers' Disclosures About Pensions and Postretirement Benefits," which standardizes the disclosure requirements for pensions and other postretirement benefits. SFAS No. 132 addresses disclosure only. It does not address liability measurement or expense recognition. There was no effect on our financial position or results of operations as a result of adopting SFAS No. 132.

    Effective January 1, 1998, we adopted American Institute of Certified Public Accountants Statement of Position 97-2, "Software Revenue Recognition" ("SOP 97-2"). SOP 97-2 generally requires revenue earned on software arrangements involving multiple elements, such as software products, upgrades, enhancements, post-contract customer support, installation and training to be allocated to each element based on the relative fair values of the elements. The adoption of SOP 97-2 did not have a material effect on our financial position or results of operations.

    In March 1998, the American Institute of Certified Public Accountants issued SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which revises the accounting for software development costs and will require the capitalization of certain costs. The adoption of SOP 98-1 did not have an effect on our financial position or results of operations.

IMPACT OF THE YEAR 2000 ISSUE

    The "Year 2000 Issue" refers generally to the problems that some software may have in determining the correct century for the year. For example, software with date-sensitive functions that is not Year 2000 compliant may not be able to distinguish whether "00" means 1900 or 2000. This may result in software failures or the creation of erroneous results.

    We have conducted an examination of our products and critical internal systems and believe that our products and critical internal systems are currently Year 2000 compliant. We have not incurred significant costs to date relating to the Year 2000 Issue and do not believe that we will incur significant costs for these purposes in the foreseeable future. We are presently assessing the Year 2000 readiness of our significant suppliers to determine the extent to which we would be vulnerable if those third parties fail to remedy the Year 2000 Issue. Where we determine that critical suppliers will not be ready for the Year 2000, we will take appropriate actions.

    With respect to our customers, we currently have no material systems that interface directly with customers and do not currently have any information concerning the Year 2000 compliance status of our customers. Our customers beyond December 31, 1999 will likely be new customers due to the developmental stage of our business. In addition, because we intend to operate in many different countries, some of which may not be addressing the Year 2000 Issue as aggressively as the United States, there can be no assurances that future customers will be Year 2000 compliant. Moreover, because markets for our products are dependent on third parties, such as wireless local loop network providers, management cannot fully assess the impact that the Year 2000 Issue will have on future sales. We have not yet developed a contingency plan to address situations that may result if we are unable to achieve Year 2000 readiness of our critical operations.

                                  OUR BUSINESS

OVERVIEW

    bright-technologies.com, inc. was organized in 1999 to acquire Bright Technologies, Inc., a corporation formed in 1994 by our principal stockholder. References to us in this prospectus concerning matters prior to April 1999 refer to Bright Technologies, Inc., which is now our wholly-owned subsidiary. We are a development stage company that designs, develops, manufactures and markets advanced wireless telephones and products for use in traditional wireline telephones.

    Our wireless products include prepaid wireless local loop telephones intended for residential and business use, and wireless payphones intended for public use. Our products are intended to be compatible across the entire spectrum of current wireless transmission standards. A key feature of our product is the wide variety of pre-payment methods the phones can be configured to accept. We are currently developing software to enable the service provider to monitor and manage its telephones from a remote location through the internet or a direct connection.

    We developed and intend to market these products for use principally in areas that lack the capital and infrastructure to fully support typical wireline telecommunications services. In emerging markets, wireless systems are often preferable to traditional wireline systems because they may be deployed more rapidly and at lower cost. Prepaid telephone services are beneficial in many of these markets, where credit evaluation mechanisms, banking systems and postal systems are inadequate to provide reliable means for billing, payment and extension of credit. We expect our key markets to include Mexico, Central and South America, the Caribbean, Eastern Europe, Africa and Asia. We recently signed letters of intent to form joint ventures to deploy 24,000 of our prepaid wireless payphones in the Philippines, Ukraine and Slovakia.

    Our wireline products include the Bright Star coinline board, a motherboard that we presently market in the United States.

ACQUISITIONS

    In February 1995, we purchased certain assets of Tee-Comm Teleservices, Inc., a Delaware corporation and a wholly owned subsidiary of Tee-Comm Electronics, Limited, a Canadian corporation based in Milton, Ontario. These assets included two generations of wireline phone motherboards that we used in the development of our Bright Star wireline payphone motherboard.

    In February 1996, we purchased certain assets of Telenet Services International, Inc., a Cayman Islands corporation. The purchased assets included a line powered board that was under development and the technology that forms the basis for our Wireless Network Manager software. We finished the development of this board and named it the Bright Star coinline board.

OUR INDUSTRY

    Telecommunications is an essential infrastructure for the economic development of any country. As a result, the global demand for telecommunications products is continuously expanding. While telecommunications infrastructure is a critical element of economic growth, most developing nations have telephone systems that are inadequate to sustain essential services. In particular, developing countries lacking wireline infrastructure and capital to support necessary growth are seeking basic communications solutions that are cost effective and can be deployed rapidly to support aggressive economic development programs. In less developed countries, wireless services have become an alternative to fixed wireless services.

    Due to lower costs per access line and faster deployment speeds than traditional wireline networks, we expect fixed wireless products to play an increasingly significant role in the deployment of basic phone service. Where wireline telephone networks are nonexistent or substandard, wireless telephone networks can provide primary service for voice, data and facsimile transmissions. Additionally, where wireline telephone networks already exist, wireless networks can offer an adjunct, as well as alternative method of communicating.

    We expect the use of fixed wireless telecommunications systems for basic phone service to expand because these systems are less expensive and can be installed more easily and quickly. The increased adoption of such systems has also been fueled by:

    - increased acceptance of mobile wireless communication by service providers and customers;

    - accelerating trends toward privatization of telecommunications service in areas where government sponsored wireline systems have proved costly and inefficient;

    - development, adoption and integration of digital wireless transmission standards that enhance quality and system features, while lowering subscriber costs; and

    - PCS licensing and legislation in the U.S., which has raised domestic awareness of the benefits and features of wireless communications.

OUR PRODUCTS

    DEVELOPED PRODUCTS--WIRELESS

    We have developed a variety of fixed wireless telecommunication products, all of which incorporate our Tech 3 digital motherboard. This motherboard makes our phones compatible with a variety of wireless transmission formats and allows them to accept multiple forms of payment. Using the Tech 3 board, we have developed an array of fully integrated fixed wireless telecommunications products for business, residential, and public use that offer most of the features of traditional wireline phones, while permitting access to wireless networks.

    We have developed three general types of wireless phones: fixed wireless public payphones, Chameleon wireless payphones, and wireless local loop telephones.

    - Fixed wireless public payphones are programmable stand alone phones in metal cases intended for placement and use in public places such as outdoors, airport terminals, shopping centers and train stations. These phones accept prepaid debit cards.

    - Chameleon wireless payphones are programmable, stand alone phones offering the same features and services of our fixed wireless public payphones. In addition to prepaid debit cards, Chameleon wireless payphones accept credit cards as payment. Chameleon wireless payphones are available in various high-impact plastic casings, provide flexible designs and are intended for use indoors, in places such as airports and bus stations.

    - Wireless local loop phones are programmable, stand alone phones that offer the features and services of our fixed wireless public payphones and Chameleon wireless payphones, but are smaller and more efficient. This makes them suitable for use as the primary telephone service in residences and businesses. We have reduced equipment costs and believe that our product is more efficient than existing products because it integrates the components into a single wireless local loop unit.

    All three products can seamlessly send and receive voice and data signals over mobile wireless networks, which are often more reliable than traditional wireline networks. Our products use solar and battery power sources, which also increases reliability. They are designed to support many payment devices, allowing network operators to offer service to customers who would otherwise have no means to pay for it. In addition, our elimination of the necessity for coin payment reduces the maintenance costs associated with coin collection and with tampering and theft-related vandalism.

    Our Tech 3 motherboard integrates our phones directly with the wireless transceiver to create a wireless payphone or wireless local loop phone. The Tech 3 motherboard employs a digitally sensitized voice and can be programmed to use virtually any language. Unlike many competing products, the Tech 3 motherboard is fully deployable across an entire spectrum of transmission standards. This will allow us to develop phones that are compatible with most worldwide standards of wireless communications, including analog, cellular, digital, enhanced specialized mobile radio (ESMR) and satellite.

    The Tech 3 board can support a variety of phone card readers. Currently, a single board can support up to four types of readers. We have developed our own multiple format card reader, which provides payment flexibility to the telephone customer and provides the system operator with the assurance of full payment for the use of our phones.

    We have also developed two types of prepaid phone cards to work with the Tech 3 motherboard-- a standard 30 mil chip card and a 9 mil magnetic card. For the 30 mil chip card, the reader and the telephone are low-cost; however, the card, even in large quantities, is more expensive. In the 9 mil magnetic card, the encryption can be on a paper card and the cost of cards is inexpensive, but the reader is more expensive. In either case, because of the higher cost to refill a card, the consumer must purchase a new card when the old one has no value remaining.

    We are currently developing our Wireless Network Management software, which is intended to permit our phones to be remotely programmed, monitored and repaired from a central location without relying on any network operating center. The software is intended to allow a service provider's host computer to manage our phones and enable the phones to self-diagnose and report their own malfunctions to the service provider, either through direct wireless connections or through the internet.

    DEVELOPED PRODUCTS--WIRELINE

    We have developed the Bright Star coinline board for use with wireline payphones. It is designed to detect software configuration problems, memory buffering problems or other malfunctions, and to attempt to repair them. For instance, if a coin jam is detected in the hopper of the payphone, the Bright Star coinline board will notify a central office to send a signal to the phone as many as twenty times in an attempt to collect that coin. If the coin jam is not remedied, the board will dial the host computer and inform the host of the jam. In the event that the host cannot repair the malfunction, it will notify a maintenance technician. The Bright Star coinline board also makes it unnecessary for customers to download rates into a phone. The board signals the local telephone company and receives the proper rates. Our Brightlink software allows our customers to manage their Bright Star coinline board payphones. This software allows the customer to see how much cash is in the coin boxes, prints trouble reports, notifies them of malfunctions and provides other management functions.

    PRODUCTS UNDER DEVELOPMENT

    We are developing Wireless Network Manager ("WNM") software for use with all of our wireless phones. This software will allow the operator to program, monitor, diagnose, and repair a phone from a host computer. This feature will reduce the cost of operating the phones. The software will remotely diagnose and repair memory or configuration problems with a phone, reducing downtime and increasing revenue. This software will be available to our customers in three different versions:

    - Wireless Network Manager/ST (Standard);

    - Wireless Network Manager/IP (Internet Protocol); or

    - Wireless Network Manager/XP (Extended Internet Protocol).

    The WNM Standard program is intended for the customer whose management system is physically located within the same dialing area as its phones.

    The WNM Internet Protocol program is intended for the customer whose management system is physically located outside the local dialing area of its phones, and even outside the country where the phones are in service. The customer's remote subsystem will actively dial into a local internet service provider to exchange data and software with the host computer via an internet FTP server that is under the customer's control. The remote subsystem, housed in a reasonably secure and air conditioned room in the country where the phones are located, will require little, if any, intervention, and will be capable of being contacted directly via modem if necessary. This program will significantly reduce the customer's cost of maintaining its telephones, because no domestic or international long distance calls will be necessary.

    The WNM Extended Internet Protocol is intended for the customer with numerous phones in various countries around the world. It will enable the actual telephones to contact the host computer directly through the internet using a proprietary UDP (User Datagram Protocol) transport dialog. The program will contact the cellular switch in the country in which the customer's phones are located to access these phones. This program gives the customer direct control of its phones through the internet.

    We understand that we must continually research and develop new products in the quickly developing world of telecommunications. We expect to complete our development of an interface for the new transceivers that use the latest TDMA (Time Division Multiple Access) and CDMA (Code Division Multiple Access) PCS (Personal Communication Services) protocols shortly. We also intend to begin developing an interface for GSM (Global Satellite Mobility), a European standard, and for Motorola's new iridium transceivers.

    During fiscal 1998, we incurred approximately $271,518 in research and development costs toward the design and development of our products, excluding capitalized software development costs. Research and development costs were $374,780 in fiscal 1997, excluding capitalized software development costs.

OUR MARKETS AND MARKETING PLAN

    Our potential customers include both wireless service providers and global wireless infrastructure manufacturers. We plan to market our products on a direct and joint venture basis to local wireless providers in developing countries. We will market our products directly to infrastructure providers and to wireless operators. We plan to advertise both in print media and at trade shows.

    We are currently targeting specific countries where unique factors suggest that telecommunications growth may be faster than expected. This could be due to the elimination of monopolies and state-run wireless service providers via privatization, due to political encouragement of telecommunications services via a reduction in tariffs, or other factors.

    In countries where the telecommunications infrastructure is privatizing, we intend to own and operate public payphone systems, either directly or through joint ventures. In countries where the telecommunications industry is government controlled, we intend to enter into joint ventures with the wireless providers and/or the postal, telephone and telegraph companies that control a country's wireless industry, to provide public payphone systems. We may also sell or lease our telephones to third parties.

    We also plan to place our products, through leases, licensing agreements and/or joint ventures, in resort areas where public telephones do not exist. One of our strategies is to concentrate on those areas that would produce high income in high traffic locations such as airports, resorts and bus stations.

    In addition to the Philippines, Ukraine and Slovakia, our immediate target areas include Madagascar, Guatemala, Belize, El Salvador, Honduras, Costa Rica and Mexico. We hope to negotiate contracts and to deploy our wireless local loop telephones and wireless payphones into these areas beginning in the first half of the year 2000.

    We intend to perform all of our product sales outside the United States through a foreign sales corporation to be organized by us as a wholly-owned subsidiary. A foreign sales corporation is a tax incentive for promoting the export of U.S.-manufactured products. Under current law, a percentage of income received by a foreign sales corporation is exempt from U.S. tax.

OUR COMPETITION

    Our competitors in the telecommunications industry consist of major domestic and international telecommunications equipment companies, many of which have substantially greater financial, technical, marketing, sales, manufacturing, distribution and other resources than our own, and include well regarded companies such as Motorola, Ericsson, Nokia and Qualcomm. In addition, we face competition from smaller companies, both foreign and domestic, which are currently either manufacturing wireless payphones for deployment abroad or providing fixed wireless telephone services through networks established by them in emerging markets outside the United States, similar to our target markets. We believe we will be able to compete with these companies because:

    - Our products are configured to work with most major telecommunications standards throughout the world while many of our competitors' products are compatible with only a few such standards.

    - Our products provide advantages not otherwise available, most notably the opportunity to provide prepaid telephone services in developing areas where the lack of creditworthiness may discourage the provision of such services.

    - Our larger competitors are engaged in broader lines of business, while developing and marketing our products is our only focus, and thus all our revenues can and will be used to establish ourselves and increase our market share in our target countries.

    In addition to equipment companies and wireless service providers, we may compete in our target countries with established telephone companies, some of which may have long-standing relationships with their customers and significantly greater name recognition than we will have. We believe, however, that because most such companies rely on their established hardwire networks, which are costly to expand, difficult to maintain and have technological limitations, and because we will compete with those entities on the basis of quality, price and reliability, we believe we will have a competitive advantage over those entities.

    We also face competition from new technologies that are currently under development that may result in new competitors entering the market with products that may make ours obsolete. We cannot entirely predict the competitive impact of these new technologies and competitors.

MANUFACTURING

    We intend to retain ownership of the tooling and plastic moldings of the telephone units; however, we intend to outsource the manufacture of the units. We also plan to outsource the building and assembly of our circuit boards. We project we may have to perform assembly and final testing on the payphones, but we expect to outsource the assembly and final testing of the wireless local loop phones.

    Our principal supplier of transceivers is Motorola. Our other principal supplier is Advanced Manufacturing, Tampa, Florida, which manufactures our wireline phone circuit boards.

INTELLECTUAL PROPERTY

    We have applied for three patents. The patent application for our core technology is pending issue in the United States, Europe, Mexico, Japan, China, Brazil and Taiwan. We also have obtained design patents in the United States for the Chameleon phone and the case for the wireless local loop phone.

    Our success and ability to compete is dependent on our ability to develop and maintain the proprietary aspects of our technology and operate without infringing on the proprietary rights of others. We rely on a combination of patent, trademark, trade secrets, and copyright law and contractual restrictions to protect the proprietary aspects of our technology. These legal protections afford only limited protection for our technology.

    Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. However, the laws of many countries do not protect our proprietary rights to as great an extent as do the laws of the United States. Any such resulting litigation could result in substantial costs and diversion of resources and could have a material adverse effect on our business, operating results and financial condition. There can be no assurance that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop similar technology. Any failure by us to meaningfully protect our property could have a material adverse effect on our business, operating results and financial conditions.

    To date, we have not been notified that our products infringe the proprietary rights of third parties, but there can be no assurance that third parties will not claim infringement with respect to our current or future products. Any such claims, with or without merit, could be time-consuming to defend, result in costly litigation, divert management's attention and resources, cause product shipment delays or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all. A successful claim of product infringement against us and our failure or inability to license the infringed technology or develop or license technology with comparable functionality could have a material adverse effect on our business, financial condition and operating results. See "Risk Factors--We may be unable to adequately protect our proprietary rights or may be sued by third parties for infringement of their proprietary rights."

GOVERNMENT REGULATION

    Parts 15 and 68 of rules promulgated by the Federal Communications Commission (the "FCC") govern the technical requirements that payphone and other telephone products must meet to qualify for FCC registration and interconnection to the telephone network in the United States. The Motorola transceivers used in our products are FCC registered.

    Our products may require testing and approval by various regulatory bodies in the countries in which we will sell our products and in most instances, these approvals will have to be obtained before the importation of the products by customers.

    The construction, operation, sale and interconnection arrangements of wireless telecommunications systems and the grant, maintenance and renewal of applicable licenses in countries outside the United States are generally extensively regulated by governmental authorities in such countries. Depending on our manner of doing business in each country, we may become directly subject to such regulations or local service providers with whom we have relationships may be so subject. In some cases, the regulatory authorities also operate or control the operations of the telephone companies that may be our competitors. The amount or type of such regulation will vary, from country to country and could include price controls, service requirements and limitations on who may hold wireless network rights.

OUR FACILITIES

    We lease approximately 1,200 square feet of space in Liverpool, New York where we have our principal executive office. We lease our Liverpool office from the wife of our Chief Executive Officer, Chairman of the Board and principal stockholder under a three-year lease which commenced on

May 1, 1999. We also lease approximately 2,500 square feet of space in Tampa, Florida that we use for an engineering and sales office under a lease that expires in October 1999. We believe our properties are generally in good condition and suitable to carry on our business. We also believe that, if required, suitable alternative or additional space will be available to us on commercially reasonable terms.

OUR EMPLOYEES

    We currently have three (3) full-time employees. None of our employees are represented by a labor union. We believe we have a good relationship with our employees.

LEGAL PROCEEDINGS

    Bright Technologies, Inc. is named as a defendant in an action filed by Tidel Engineering, Inc. in February 1998 in the 191st Judicial District Court of Dallas County, Texas. Tidel Engineering, Inc. has claimed that Bright Technologies, Inc. and the other named defendants are liable for debt of First Express Financial Group, Inc. ("First Express") incurred by First Express in its purchase of automated teller machines and related products and services from Tidel Engineering, Inc. The other named defendants include our Chief Executive Officer, Chairman of the Board and principal stockholder, Joseph C. Passalaqua, and companies controlled by him. Tidel Engineering, Inc. alleges that it relied upon the financial stability of the defendants as a whole in its decision to supply the automated teller machines and related products and services to First Express and, therefore, the defendants, including Bright Technologies, Inc., should be held liable for First Express' debt as if each of them personally had incurred the debt. Tidel Engineering, Inc. has alleged damages in the amount of $1.29 million. Bright Technologies, Inc. has denied liability and is vigorously contesting this matter.

                                 OUR MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table contains information regarding our directors and executive officers at May 17, 1999.

NAME                                AGE                              POSITION(S) HELD
------------------------------      ---      -----------------------------------------------------------------
Joseph C. Passalaqua..........          50   Chief Executive Officer and Chairman of the Board
Carl E. M. Worboys............          55   Vice President, Secretary and Director
Lilly Beter...................          64   Chief Financial Officer and Treasurer and Director
John J. Andre.................          47   Director
Terry L. Colbert..............          45   Director
Lewis A. McGuinness...........          51   Director
William T. Muth...............          44   Director
Joseph J. Passalaqua..........          25   Director

    Joseph C. Passalaqua has served as Chief Executive Officer and Chairman of the Board of bright-technologies.com, inc. since its inception in April 1999. Mr. Passalaqua has also served as Chief Executive Officer of Bright Technologies, Inc. since its inception in 1994. Since 1996, Mr. Passalaqua has served as the President of Metrotel, Inc., a prepaid calling card company. Since 1992, Mr. Passalaqua has also served as Chief Executive Officer and President of American Telecommunications Enterprises, Inc., a domestic long distance carrier. Since 1997, Mr. Passalaqua has also served as President of Datone Communications, Inc., a pay phone company. In 1989, Mr. Passalaqua was one of the founding members of the North East Dealers of Pay Phones Association. In 1995, the North East Dealers of Pay Phones Association merged with the Empire State Pay Phone Association. From 1995 through 1997, Mr. Passalaqua served as a board member of the Empire State Pay Phone Association. Mr. Passalaqua is the father of Joseph J. Passalaqua.

    Carl E. M. Worboys has served as Vice President, Secretary and a director of bright-technologies.com, inc. since its inception in April 1999. Mr. Worboys has also served as in-house counsel of Bright Technologies, Inc. since its inception in 1995. Since 1995, Mr. Worboys has also served as in-house counsel of American Telecommunications Enterprises, Inc., a domestic long distance carrier. From 1983 to 1994, Mr. Worboys practiced law with Bogard & Associates, P.C.

    Lilly Beter has served as Chief Financial Officer and Treasurer and a director of bright-technologies.com, inc. since its inception in April 1999. She is President of Lilly Beter Capital Group, Ltd., a financial advisory firm, with offices in Washington, D.C., Minneapolis, Minnesota, Century City, California and Boca Raton, Florida. Since December 1997, Ms. Beter has served as Secretary and a director of American Card Technology, Inc., a developer of smart card systems and related software. She is also a director of Zeros USA, Inc., a licensor and supplier of waste processing equipment. She is a member of the American League of Lobbyists and the American Arbitration Association.

    John J. Andre has served as a director of bright-technologies.com, inc. since its inception in April 1999. Since 1974, Mr. Andre has served as a credit analyst/supervisor of customer service, United States sales manager, field administration manager, account executive and senior account manager of Motorola, Inc. Mr. Andre has 24 years of experience in the telecommunications industry.

    Joseph J. Passalaqua has served as a director of bright-technologies.com, inc. since its inception in April 1999. Since 1996, Mr. Passalaqua has served as a technical support employee for Datone Communications, Inc., a pay phone company. He also has performed technical support services as an independent contractor for Metrotel, Inc., a national pre-paid calling card and vending company, since 1996. In 1995, Mr. Passalaqua was employed as technical support and clerical staff by American Telecommunications Enterprises, Inc., a domestic long distance carrier. Mr. Passalaqua was employed by Qual-Ex, a film developing company, for several months during 1994. Mr. Passalaqua is the son of Joseph C. Passalaqua.

    Lewis A. McGuinness has served as a director of bright-technologies.com, inc. since its inception in April 1999. Since 1995, Mr. McGuinness has served as a director of Cointel Leasing, Inc., a pay telephone company.

    Terry L. Colbert has served as a director of bright-technologies.com, inc. since its inception in April 1999. Since 1995, Mr. Colbert has served as President of Consutel, Inc., a telecommunications consulting firm. From 1987 to 1995, Mr. Colbert served as Chairman of the Board, Chief Executive Officer and President of Communications Central, Inc., a public pay telephone company. Mr. Colbert has 20 years of experience in the telecommunications industry.

    William T. Muth has served as a director of bright-technologies.com, inc. since its inception in April 1999. Since 1994, Mr. Muth has served as managing director of Summit Resources, a mergers and acquisitions and management consulting firm.

BOARD OF DIRECTORS; ELECTION OF OFFICERS

    We have a classified Board of Directors currently comprised of eight members, with directors serving staggered three-year terms. Commencing with the 2000 Annual Meeting of Stockholders, one class of directors will be elected each year for a three-year term. Messrs. Colbert, Muth and Joseph J. Passalaqua are members of Class I, the term of which expires at the 2000 Annual Meeting of Stockholders; Ms. Beter and Messrs. McGuinness and Worboys are members of Class II, the term of which expires at the 2001 Annual Meeting of Stockholders; and Messrs. Andre and Joseph C. Passalaqua are members of Class III, the term of which expires at the 2002 Annual Meeting of Stockholders.

    All directors hold office until their successors are duly elected and qualified. Any vacancy occurring in the Board of Directors may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum, except that any vacancy on the Board of Directors resulting from the removal of a director by the stockholders may be filled only by the stockholders entitled to vote at an annual or special meeting called for that purpose. A director elected to fill a vacancy is elected for the unexpired term of his predecessor in office. Any directorship to be filled by reason of an increase in the number of directors may be filled by election at an annual meeting or at a special meeting of the stockholders entitled to vote called for that purpose. Our Board of Directors will at all times contain at least two members who are not employees or executive officers of us or of Bright Technologies, Inc.

    Executive officers of the Company are elected by the Board of Directors at its annual meeting and hold office until the next annual meeting of the Board of Directors or until their respective successors are duly elected and have qualified.

DIRECTOR COMPENSATION

    Directors currently do not receive compensation to serve as directors or committee members, but will be reimbursed for their reasonable expenses in connection with their attendance at meetings of the Board of Directors. In the future, we may compensate our directors with cash, or by granting to them shares of stock or stock options.

KEY MAN INSURANCE

    Following the closing of this offering, we intend to purchase a key man life insurance policy on Mr. Joseph C. Passalaqua in the amount of $2,000,000.

COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors currently has three standing committees: the Executive Committee, the Audit Committee and the Compensation Committee. The Executive Committee exercises the powers of the Board of Directors during the intervals between meetings of the Board of Directors, unless special directions have been given by the Board of Directors. The Executive Committee is comprised of Ms. Beter and Messrs. Worboys and Joseph C. Passalaqua. The Audit Committee meets periodically with representatives of our independent public accountants to review the general scope of audit coverage, our accounting practices and procedures, and our system of internal accounting controls. The Audit Committee is comprised of Ms. Beter and Messrs. Muth and Joseph C. Passalaqua. The Compensation Committee recommends to the Board of Directors the annual salaries for management and administers and grants awards under our 1999 Non-Employee Director Stock Option Plan and 1999 Stock Option Plan. The Compensation Committee is comprised of Messrs. McGuinness, Andre and Joseph J. Passalaqua.

STOCK OPTION PLANS

    Effective April 23, 1999, we adopted a 1999 Stock Option Plan and a 1999 Non-Employee Director Stock Option Plan. Our 1999 Stock Option Plan permits us to issue up to 450,000 options to purchase our common stock to employees, officers, directors, consultants and advisors of us and our affiliates at an exercise price equal to no less than the fair market value of our common stock as of the date of grant. Our 1999 Non-Employee Director Stock Option Plan permits us to issue up to 50,000 options to purchase shares of our common stock to our directors who are not employed by us or by our subsidiaries, at an option price per share equal to the fair market value of our common stock as of the date of grant. Each of these plans will be administered by the Compensation Committee.

EXECUTIVE COMPENSATION

    We have not paid compensation to our executive officers to date. Wages for Joseph C. Passalaqua, our Chief Executive Officer, have been accrued since January 1, 1996, and will be paid at a time determined by agreement between Mr. Passalaqua and the Board of Directors. The following table sets forth the total compensation accrued during 1998, 1997 and 1996 for Mr. Passalaqua, our only executive officer whose accrued compensation from us during any such period exceeded $100,000 per year.

                           SUMMARY COMPENSATION TABLE

                                                                                                        OTHER
NAME AND PRINCIPAL POSITION                                     YEAR       SALARY       BONUS       COMPENSATION
------------------------------------------------------------  ---------  ----------  -----------  -----------------
Joseph C. Passalaqua, Chief Executive Officer
  and President.............................................       1998  $  150,000   $      --       $      --
                                                                   1997  $  150,000          --              --
                                                                   1996  $  150,000          --              --

EMPLOYMENT AGREEMENTS

    On May 1, 1999, we entered into an employment agreement with Joseph C. Passalaqua to serve as our Chief Executive Officer. The term of the employment agreement is five years and will commence upon completion of this offering. Under the terms of his employment agreement, Mr. Passalaqua will receive an annual base salary of $250,000. Mr. Passalaqua has elected to defer $100,000 of his annual base salary until we complete a secondary financing of at least $5,000,000. At the discretion of the Board of Directors, Mr. Passalaqua also is eligible to receive bonuses, grants of stock, stock options, warrants and/or stock appreciation rights under any bonus or benefit plan established by the Board of Directors.

    Either party may terminate the employment agreement upon 90 days written notice to the other party. If we terminate Mr. Passalaqua's employment without cause, however, he will be entitled to a payment equal to the sum of:

    - the greater of one year of his current annual base salary or the total base salary that would be payable for the balance of the term of the employment agreement;

    - a pro rata portion of any incentive bonus to which he would otherwise be entitled for the year of his termination, if the calculation of such incentive bonus for the year through his termination, if annualized, would have resulted in an incentive bonus for the year;

    - any accrued salary that has not previously been paid; and

    - any expense reimbursement due and owing to him at the time of his termination.

    On April 23, 1999 we entered into an employment agreement with Carl Worboys to serve as our Vice President. The term of Mr. Worboys' agreement is five years and will commence upon the completion of this offering. Mr. Worboys will receive $150,000 in annual base salary, of which he has elected to defer the payment of $50,000 per year until we complete a secondary financing of at least $5,000,000. At the discretion of the Board of Directors, Mr. Worboys also is eligible to receive bonuses, grants of stock, stock options, warrants and/or stock appreciation rights under any bonus or benefit plan established by the Board. The termination provisions of Mr. Worboys' agreement are the same as those described for Mr. Passalaqua above.

                      CERTAIN TRANSACTIONS WITH MANAGEMENT

    Beginning in January 1996, Joseph C. Passalaqua agreed to defer payment of his salary as our Chief Executive Officer. At March 31, 1999, we had accrued $487,000 in salary for Mr. Passalaqua, which will be paid to him at a future date to be determined by agreement between Mr. Passalaqua and the Board of Directors.

    On February 1, 1999, we signed a Promissory Note in favor of Joseph C. Passalaqua, our Chief Executive Officer, Chairman of the Board and principal stockholder, in the amount of $664,987. This Promissory Note memorializes advances by Mr. Passalaqua to us used for working capital in 1998, is payable on demand, bears interest at 10% per year and is unsecured. If the Maximum Offering is sold, we intend to repay $500,000 of the principal amount of this Promissory Note to Mr. Passalaqua.

    On May 1, 1999, we entered into a three year lease with Mary A. Passalaqua for our corporate headquarters located at 7325 Oswego Road in Liverpool, New York. Rental payments under the lease are $900 per month. Ms. Passalaqua is the wife of our Chief Executive Officer, Chairman of the Board and principal stockholder.

    Effective May 14, 1999, we entered into a two year agreement with Lilly Beter Capital Group, Ltd. ("LBCG"), a financial advisory firm owned and operated by Lilly Beter, our Chief Financial Officer and Treasurer and a member of the Board of Directors. Under this agreement, LBCG has provided us with financial advisory services regarding this offering and agreed to provide financial advisory services to us in connection with a possible future debt offering in which we would attempt to raise up to an additional $35 million through the issuance of either high-yield bonds or Eurodollar funding. LBCG will not receive any compensation in connection with this offering. LBCG has agreed to advance us up to $675,000 in connection with this offering and the proposed debt offering. We will repay these advances with interest at a rate of 10% per year, but are only required to do so out of the proceeds of the debt offering. The agreement also provides that LBCG may designate one person to serve on our Board of Directors. Lilly Beter, the President of LBCG, was elected to our Board as LBCG's designee. Until May 14, 2004, LBCG has a right of first refusal to assist us in connection with future efforts to raise capital in excess of $5 million.

    We believe that the terms of the transactions described above were no less favorable to us than could have been obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

    The following table gives you information, at May 17, 1999, regarding the beneficial ownership of our common stock by each of our directors and executive officers, each executive officer named in the Summary Compensation Table, each person who beneficially owns more than 5% of our common stock, and all of our directors and executive officers as a group. Except as otherwise noted, the stockholders listed possess sole voting and investment power, subject to applicable community property laws.

                                                                      PERCENTAGE OF SHARES OWNED BENEFICIALLY
                                                                   ---------------------------------------------
                                                      NUMBER OF                       AFTER THE      AFTER THE
                                                    SHARES OWNED      PRIOR TO         MINIMUM        MAXIMUM
NAME AND ADDRESS(1) OF BENEFICIAL OWNER             BENEFICIALLY    THE OFFERING     OFFERING(2)    OFFERING(2)
--------------------------------------------------  -------------  ---------------  -------------  -------------
John J. Andre, Jr.................................            --             --              --             --
Lilly Beter.......................................            --             --              --             --
Terry L. Colbert..................................            --             --              --             --
Lewis A. McGuinness...............................            --             --              --             --
William T. Muth...................................            --             --              --             --
Joseph C. Passalaqua..............................     5,760,000             96%           82.3%          73.8%
Joseph J. Passalaqua..............................       240,000              4             3.4            3.1
Carl E. M. Worboys................................            --             --              --             --
All directors and executive officers as a
  group (9 people)................................     6,000,000            100%           85.7%          76.9%

------------------------

(1) Unless otherwise indicated, the address for each of the persons named is c/o bright-technologies.com, inc., 7325 Oswego Road, Liverpool, New York 13090.

(2) Assumes none of the named individuals purchase shares in this offering.

                           DESCRIPTION OF SECURITIES

    Our authorized capital stock consists of 30,000,000 shares of common stock, par value $.001 per share, and 5,000,000 shares of preferred stock, par value $.01 per share. If the Minimum Offering is completed, we will have 7,000,000 shares of common stock, and no shares of preferred stock, issued and outstanding. If the Maximum Offering is completed, we will have 7,800,000 shares of common stock, and no shares of preferred stock, issued and outstanding.

COMMON STOCK

    The holders of common stock are entitled to one vote per share on all matters voted on by the stockholders, including the election of directors. Except as otherwise required by law or provided in any resolution adopted by the Board of Directors with respect to any series of preferred stock, the holders of common stock exclusively possess all voting power. The holders of common stock are entitled to such dividends as may be declared from time to time by the Board of Directors from funds available for distribution to such holders. No holder of common stock has any preemptive right to subscribe to any kind or class of our securities or any cumulative voting rights. The shares of common stock to be issued and sold in this offering will be duly authorized, validly issued, fully paid and nonassessable.

PREFERRED STOCK

    We are authorized to issue 5,000,000 shares of preferred stock. The Board of Directors has the authority to issue the preferred stock in one or more series and to determine the powers, preferences and rights and the qualifications, limitations or restrictions granted to or imposed upon any wholly unissued series of undesignated preferred stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. At present, we have no plans to issue any shares of preferred stock.

ANTI-TAKEOVER PROVISIONS OF DELAWARE LAW AND CERTAIN PROVISIONS OF OUR
  CERTIFICATE OF INCORPORATION AND BYLAWS

    We are subject to the provisions of Section 203 of the Delaware General Corporation Law ("DGCL"). In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date that the person became an interested stockholder unless

    - the business combination or the transaction by which such stockholder became an "interested stockholder" was approved by the Board of Directors prior to such time;

    - upon consummation of the transaction that resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers and (b) certain employee stock ownership plans); or

    - on or subsequent to such time the "business combination" is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder."

    A "business combination" includes mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years did own) 15% or more of a corporation's outstanding voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts involving the Company and, accordingly, may discourage attempts to acquire the Company.

    In addition, certain provisions of our Certificate of Incorporation and Bylaws summarized in the following paragraphs may be deemed to have an anti-takeover effect and may delay, defer or prevent an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or other transaction that a stockholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

    CLASSIFIED BOARD OF DIRECTORS. Our Certificate of Incorporation provides for the Board of Directors to be divided into three classes of directors serving three year staggered terms. As a result, approximately one-third of the Board of Directors will be elected each year. Moreover, under the DGCL, in the case of a corporation having a classified board, stockholders may remove a director only for cause. This provision, when coupled with the provision of the Bylaws authorizing the Board of Directors to fill vacant directorships, may preclude a stockholder from removing incumbent directors without cause and simultaneously gaining control of the Board of Directors by filling such vacancies with his, her or its own nominees.

    SPECIAL MEETINGS OF STOCKHOLDERS. Our Bylaws provide that special meetings of our stockholders may be called only by the Board of Directors, or the Executive Committee of the Board of Directors, if any, or the Chief Executive Officer. This provision will make it more difficult for stockholders to take actions opposed by the Board of Directors.

    STOCKHOLDER ACTION BY WRITTEN CONSENT. Our Certificate of Incorporation provides that no action required or permitted to be taken at any annual or special meeting of our stockholders may be taken without a meeting, and the power of our stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied. This provision requires that all stockholder action take place at a meeting of stockholders.

    ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS. The Bylaws provide that stockholders seeking to bring business before an annual meeting of the stockholders, or to nominate candidates for election as directors at an annual or special meeting of the stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered or mailed and received at our principal executive offices no later than 90 days prior to the meeting. In the event, however, that less than 100 days notice or prior public disclosure of the date of the meeting is given and made to the stockholders, notice by the stockholder must be received no later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the meeting was mailed or such public disclosure was made in order to be timely. The Bylaws specify certain requirements for a stockholder's notice to be in proper form. These provisions may preclude some stockholders from bringing matters before the stockholders at an annual or special meeting or from making nominations for directors at an annual or special meeting.

    We believe the foregoing provisions are necessary to attract and retain qualified persons as directors and officers.

TRANSFER AGENT AND REGISTRAR

    We have appointed Bank of New York as the transfer agent and registrar for our common stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has been no public market for our common stock. We cannot provide any assurances that a significant public market for the common stock will develop or be sustained after this offering. Future sales of substantial amounts of our common stock in the public market, or the possibility of such sales occurring, could adversely affect prevailing market prices for our common stock or our future ability to raise capital through an offering of equity securities.

    Upon completion of the Minimum Offering and Maximum Offering, respectively, we will have outstanding 7,000,000 and 7,800,000 shares of our common stock. Of these shares, the shares to be sold in this offering (1,000,000 in the case of the Minimum Offering and 1,800,000 in the case of the Maximum Offering) will be freely tradable in the public market without restriction under the Securities Act of 1933, as amended (the "Securities Act"), except for any of such shares that are purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act.

    The remaining 6,000,000 shares outstanding upon completion of this offering are "restricted securities" as that term is defined under Rule 144. We issued and sold these restricted securities in private transactions in reliance on exemptions from registration under the Securities Act. Generally, restricted securities may be sold in the public market only if they are registered or if the requirements of Rule 144, as summarized below, are satisfied.

    Pursuant to certain "lock-up" agreements with Rockcrest Securities L.L.C. (the "Underwriter"), all our executive officers, directors and stockholders owning more than 5% of our common stock, who collectively hold all of these 6,000,000 restricted securities, have agreed not to offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any such shares for a period of 180 days from the date of this prospectus. We also have entered into an agreement with the underwriter that we will not offer, sell or otherwise dispose of common stock for a period of 180 days from the date of this prospectus. However, the underwriter may in its sole discretion, at any time without notice, release all or any portion of the shares subject to lock-up agreements.

    When the lock-up agreements expire, small numbers of the 6,000,000 restricted securities, all of which are held by our affiliates, will be eligible for immediate sale, subject to the volume, manner of sale and other limitations under Rule 144.

    In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person (or persons whose shares of common stock are aggregated) who has beneficially owned restricted securities for at least one year would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of

    - 1% of the then-outstanding shares of common stock or

    - the average weekly reported trading volume of the common stock during the four calendar weeks preceding the sale.

    Sales under Rule 144 are also subject to certain manner of sale and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

    We intend to file, after the effective date of this offering, a registration statement on Form S-8 to register approximately 500,000 shares of common stock reserved for issuance under the 1999 Stock Option Plan and 1999 Non-employee Director Stock Option Plan. This registration statement will become effective automatically upon filing. Shares issued under the foregoing stock option plans, after the filing of a registration statement on Form S-8, may be sold in the open market, subject, in the case of certain holders, to the above-referenced Rule 144 limitations applicable to affiliates.

                                  UNDERWRITING

    Subject to the terms and conditions of the Underwriting Agreement (including any amendments thereto) between us and the Underwriter, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part, the Underwriter has agreed to use its best efforts to sell, as our agent, a minimum of 1,000,000 shares, and a maximum of 1,800,000 shares, of our common stock. The Underwriter is not obligated to purchase any of the shares.

    All funds received by the underwriter for purchase of the shares will be deposited with Firstar Bank of Minnesota, N.A., St. Paul, MN as escrow agent. The shares will only be sold fully paid. If the minimum 1,000,000 shares are not sold within one hundred eighty (180) days from the commencement of this offering, this offering will automatically terminate and all of the funds in escrow will be refunded to the subscribers in full. Stock certificates will be issued to purchasers only if the proceeds from the sale of at least 1,000,000 shares are released to us. Until such time as the funds have been released from escrow and the certificates delivered to the purchasers thereof, the purchasers will be deemed subscribers only and not stockholders.

    Following the sale of at least 1,000,000 shares, we may close on the sale of such shares ("Initial Closing") and continue offering the balance of the shares through the end of the offering period. We and the Underwriter will agree upon the times and places to close on the sale of any additional shares at the end of the offering period or earlier if all the shares are sold or if it is determined by us and the Underwriter that no additional shares will be sold. Prior to the Initial Closing, the escrow agent will confirm that 1,000,000 shares have been sold, and cash or cleared funds have been received in full payment for the purchase of the shares, before releasing the funds for such shares from escrow.

    The Underwriter is to receive a cash commission of 10% of the price of the shares sold ($0.50 per share) payable at the Initial Closing, and at each subsequent closing, if any. The Underwriter may authorize selected securities brokers to offer the shares for sale and allow a concession (out of its underwriting compensation) to them. The sum of such concessions together with the commission the Underwriter receives shall not exceed the 10% commission.

    Upon the sale of the minimum number of shares offered hereby and the Initial Closing of this offering, we have agreed to issue to the Underwriter warrants ("Underwriter's Warrants") to purchase 100,000 shares of common stock. The Underwriter's Warrants are exercisable at a price of $6.00 per share commencing twelve (12) months from the date of this prospectus and for a period of four years thereafter. Each of the Underwriter's Warrants represents the right to purchase one share of common stock. The Underwriter's Warrants may not be sold, assigned, transferred, pledged, hypothecated or delivered except to officers or partners of the Underwriter, or selected dealers and their officers and/or partners, for a period of twelve (12) months from the date of this prospectus.

    We have agreed to pay to the Underwriter a non-accountable expense allowance equal to one percent (1%) of the total proceeds of the offering, $25,000 of which has been paid to date.

    In the Underwriting Agreement, we have agreed that we will not, for 180 days from the date of this prospectus, directly or indirectly offer, sell, contract to sell or otherwise dispose of any shares of our equity securities, any securities convertible or exchangeable for our equity securities or any other rights to acquire such equity securities without the Underwriter's prior written consent, other than shares sold by the Underwriter or selected dealers pursuant to the Underwriting Agreement, and grants by us of stock options to employees or non-employee directors. Our executive officers, directors, and certain beneficial owners of more than five percent of our common stock have agreed, for 180 days from the date of this prospectus, not to directly or indirectly offer, sell, contract to sell or otherwise dispose of any shares of our equity securities, any securities convertible or exchangeable for our equity securities or any other rights to acquire such equity securities without the prior written consent of the Underwriter.

    Prior to the offering made hereby, there has been no public market for our common stock. Accordingly, the initial public offering price has been determined by negotiation between ourselves and the underwriter and is not necessarily related to our asset value, net worth, or other criteria of value. The factors considered in determining the offering price included an evaluation by management of the history of and prospects for the industry in which we compete and our prospects for earnings. Factors such as our financial results, announcements of developments related to our business, and the introduction of products and product enhancements by us or our competitors may have a significant impact on the market price of our securities.

    A regular trading market for our common stock may not develop after this offering and, if developed, it may not be sustained. The market price for our securities following this offering may be highly volatile, as has been the case with the securities of other small capitalization companies.

    The Underwriter has participated as an underwriter in only two public offerings of securities prior to this offering. In addition, the Underwriter is a relatively small firm and we have been advised that the Underwriter does not intend to make a market in the shares following this offering.

    The Underwriter expects to register this offering in a limited number of states, which may make it difficult or impossible for you to resell your shares of our common stock in certain states in which this offering is not registered.

    The Company and the Underwriter have agreed to indemnify, or to contribute to payments made by, each other against certain civil liabilities, including certain civil liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

    In connection with the offering, the Underwriter and its affiliates may engage in transactions effected in accordance with Rule 104 of the Commission's Regulation M that are intended to stabilize, maintain or otherwise affect the market price of the common stock. Such transactions may include stabilizing transactions in which it bids for, and purchases, common stock at a level above that which might otherwise prevail in the open market for the purpose of preventing or retarding a decline in the market price of the common stock. The Underwriter also may reclaim any selling concessions allowed to a dealer if the Underwriter repurchases common stock distributed by that dealer. Any of the foregoing transactions may result in the maintenance of a price for the common stock at a level above that which might otherwise prevail in the open market. Neither the Company nor the Underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. The Underwriter is not required to engage in any of the foregoing transactions and, if commenced, such transactions may be discontinued at any time without notice.

                                 LEGAL MATTERS

    The validity of the common stock offered hereby has been passed upon for us by Arter & Hadden LLP, Dallas, Texas.

                                    EXPERTS

    The financial statements of Bright Technologies, Inc. at December 31, 1998 and for the years ended December 31, 1997 and 1998 have been audited by Tabb, Conigliaro & McGann, P.C., independent public accountants, as indicated in their report with respect thereto, and have been included herein in reliance upon the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

    We have filed with the Commission a registration statement on Form SB-2 under the Securities Act with respect to the securities offered hereby.

    This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to bright-technologies.com, inc. and the common stock, you should read the registration statement and the exhibits and schedules filed as a part of the registration statement.

    Statements contained in this prospectus concerning the contents of any contract or other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

    You may inspect a copy of the registration statement and its exhibits and schedules without charge at the Commission's principal office in Washington, D.C. You may obtain copies of such materials at prescribed rates from the Public Reference Section of the Commission at the Commission's principal office, 450 Fifth Street, N.W., Washington, D.C. 20549, or at the following regional offices of the Commission:

7 World Trade Center, Suite 1300          Citicorp Center
                                          500 West Madison Street, Suite 1400
                                          Chicago, Illinois 60661
New York, New York 10048

    The Commission also maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Commission.

    We intend to provide our stockholders with annual reports containing consolidated financial statements audited by an independent public accounting firm and quarterly reports containing unaudited consolidated financial data for the first three quarters of each year.

                         INDEX TO FINANCIAL STATEMENTS
                                       OF
                           BRIGHT TECHNOLOGIES, INC.

                                                                                                       PAGE NOS.
                                                                                                     -------------

REPORT OF INDEPENDENT ACCOUNTANTS..................................................................       F-2

BALANCE SHEETS.....................................................................................       F-3
  At December 31, 1998 (Audited)
  At March 31, 1999 (Unaudited)

STATEMENTS OF OPERATIONS...........................................................................       F-4
  For the Years Ended December 31, 1997 and 1998 (Audited)
  For the Three Months Ended March 31, 1998 and 1999 (Unaudited)
  For the Period from Inception (December 29, 1994)
  through March 31, 1999 (Unaudited)

STATEMENTS OF STOCKHOLDERS' DEFICIENCY.............................................................       F-5
  For the Years Ended December 31, 1997 and 1998 (Audited)
  For the Period from Inception (December 29, 1994)
  through March 31, 1999 (Unaudited)

STATEMENTS OF CASH FLOWS...........................................................................       F-6
  For the Years Ended December 31, 1997 and 1998 (Audited)
  For the Three Months Ended March 31, 1998 and 1999 (Unaudited)
  For the Period from Inception (December 29, 1994)
  through March 31, 1999 (Unaudited)

NOTES TO FINANCIAL STATEMENTS......................................................................   F-7 to F-19

                       REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors and Stockholders
Bright Technologies, Inc.

    We have audited the accompanying balance sheet of Bright Technologies, Inc. (the "Company") (a development stage company) at December 31, 1998 and the related statements of operations, stockholders' deficiency and cash flows for the years ended December 31, 1997 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bright Technologies, Inc. at December 31, 1998, and the results of its operations, stockholders' deficiency and its cash flows for the years ended December 31, 1997 and 1998, in conformity with generally accepted accounting principles.

    The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has sustained recurring losses and negative cash flows from operations, has deficits in working capital and stockholders' equity and expects to incur future losses. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          TABB, CONIGLIARO & McGANN, P.C.

New York, New York
March 12, 1999
(Except as to Note 14, which is as of April 30, 1999)

                           BRIGHT TECHNOLOGIES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS

                                     ASSETS

                                    (NOTE 1)

                                                                                      DECEMBER 31,     MARCH 31,
                                                                                          1998           1999
                                                                                      -------------  -------------
                                                                                                      (UNAUDITED)
Current Assets:
  Inventories.......................................................................  $      81,205  $      65,580
  Prepaid expenses and other current assets.........................................         18,028         18,028
                                                                                      -------------  -------------
      Total Current Assets..........................................................         99,233         83,608
Property and equipment, net.........................................................         93,306         85,590
Software development costs, net.....................................................        133,654        119,639
Covenant-not-to-compete, net........................................................         19,909         18,378
Patent costs, net...................................................................         61,067         60,003
Deferred offering costs.............................................................         50,000        125,000
Security deposits...................................................................          3,240          3,240
                                                                                      -------------  -------------
      Total Assets..................................................................  $     460,409  $     495,458
                                                                                      -------------  -------------
                                                                                      -------------  -------------

                                     LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current Liabilities:
  Bank overdraft....................................................................  $       5,111  $       8,169
  Accounts payable..................................................................        203,324        191,596
  Accrued expenses..................................................................        826,103      1,004,287
  Notes payable.....................................................................      1,166,837      1,166,837
  Shareholder loans payable.........................................................        664,987        690,151
  Current portion--capitalized lease obligations....................................         18,389         19,011
                                                                                      -------------  -------------
      Total Current Liabilities.....................................................      2,884,751      3,080,051
Capitalized lease obligations.......................................................         25,297         20,455
                                                                                      -------------  -------------
      Total Liabilities.............................................................      2,910,048      3,100,506
                                                                                      -------------  -------------

Commitments, Contingencies and Other Matters
  (Notes 1, 8, 9, 10, 11, 12, 13 and 14)

Stockholders' Deficiency:
  Preferred stock--$.01 par value; 5,000,000 shares authorized; -0- shares issued
    and outstanding.................................................................             --             --
  Common Stock--$.001 par value; 30,000,000 shares authorized; 6,000,000 shares
    issued and outstanding..........................................................          6,000          6,000
  Additional paid-in capital........................................................      4,887,965      4,887,965
  Deficit accumulated during development stage......................................     (7,343,604)    (7,499,013)
                                                                                      -------------  -------------
      Total Stockholders' Deficiency................................................     (2,449,639)    (2,605,048)
                                                                                      -------------  -------------
Total Liabilities and Stockholders' Deficiency......................................  $     460,409  $     495,458
                                                                                      -------------  -------------
                                                                                      -------------  -------------

   The accompanying notes are an integral part of these financial statements.

                           BRIGHT TECHNOLOGIES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS

                                                                                                 FOR THE PERIOD
                                          FOR THE YEARS              FOR THE THREE MONTHS        FROM INCEPTION
                                        ENDED DECEMBER 31,             ENDED MARCH 31,         (DECEMBER 29, 1994)
                                   ----------------------------  ----------------------------       THROUGH,
                                       1997           1998           1998           1999         MARCH 31, 1999
                                   -------------  -------------  -------------  -------------  -------------------
                                                                         (UNAUDITED)               (UNAUDITED)
Product Sales....................  $     114,040  $      87,304  $          --  $      30,625    $     1,023,323
                                   -------------  -------------  -------------  -------------  -------------------
Costs and Expenses:
  Costs of product sales.........        340,382        103,812             --         15,625          1,192,958
  Research and development.......        374,780        271,518         80,758         34,245          2,601,495
  General and administrative.....        678,803        578,094        179,751         79,906          3,264,519
  Provision for facility
    closing......................             --         81,928             --             --             81,928
  Loss on acquired technology and
    assets.......................             --             --             --             --            862,368
  Interest expense...............        128,218        161,301         31,738         56,258            519,068
                                   -------------  -------------  -------------  -------------  -------------------
    Total Costs and Expenses.....      1,522,183      1,196,653        292,247        186,034          8,522,336
                                   -------------  -------------  -------------  -------------  -------------------
Net Loss.........................  $  (1,408,143) $  (1,109,349) $    (292,247) $    (155,409)   $    (7,499,013)
                                   -------------  -------------  -------------  -------------  -------------------
                                   -------------  -------------  -------------  -------------  -------------------
Basic and Diluted Loss Per Share
 (Note 2)........................  $       (0.23) $       (0.18) $       (0.05) $        (.03)
                                   -------------  -------------  -------------  -------------
                                   -------------  -------------  -------------  -------------
Weighted Average Common Shares
 Used in Basic
 and Diluted Loss Per Share
 (Note 2)........................      6,000,000      6,000,000      6,000,000      6,000,000
                                   -------------  -------------  -------------  -------------
                                   -------------  -------------  -------------  -------------

   The accompanying notes are an integral part of these financial statements.

                           BRIGHT TECHNOLOGIES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                     STATEMENTS OF STOCKHOLDERS' DEFICIENCY

                                                                                         DEFICIT
                                                                                       ACCUMULATED
                                                     COMMON STOCK        ADDITIONAL      DURING
                                                 ---------------------    PAID-IN      DEVELOPMENT
                                                 SHARES(1)    AMOUNT      CAPITAL         STAGE          TOTAL
                                                 ----------  ---------  ------------  -------------  -------------

Common stock issued, December 29, 1994, no
  par..........................................   6,000,000  $   6,000  $         --  $          --  $       6,000
                                                 ----------  ---------  ------------  -------------  -------------

Balance--December 31, 1994.....................   6,000,000      6,000            --             --          6,000

Capital contributed............................          --         --       910,098             --        910,098

Net loss for 1995..............................          --         --            --     (1,789,198)    (1,789,198)
                                                 ----------  ---------  ------------  -------------  -------------

Balance--December 31, 1995.....................   6,000,000      6,000       910,098     (1,789,198)      (873,100)

Capital contributed............................          --         --     2,763,855             --      2,763,855

Net loss for 1996..............................          --         --            --     (3,036,914)    (3,036,914)
                                                 ----------  ---------  ------------  -------------  -------------

Balance--December 31, 1996.....................   6,000,000      6,000     3,673,953     (4,826,112)    (1,146,159)

Capital contributed............................          --         --     1,214,012             --      1,214,012

Net loss for 1997..............................          --         --            --     (1,408,143)    (1,408,143)
                                                 ----------  ---------  ------------  -------------  -------------

Balance--December 31, 1997.....................   6,000,000      6,000     4,887,965     (6,234,255)    (1,340,290)

Net loss for 1998..............................          --         --            --     (1,109,349)    (1,109,349)
                                                 ----------  ---------  ------------  -------------  -------------

Balance--December 31, 1998.....................   6,000,000  $   6,000  $  4,887,965  $  (7,343,604) $  (2,449,639)

Net loss for three months ended March 31,
  1999.........................................          --         --            --       (155,409)      (155,409)
                                                 ----------  ---------  ------------  -------------  -------------

Balance--March 31, 1999 (Unaudited)............   6,000,000  $   6,000  $  4,887,965  $  (7,499,013) $  (2,605,048)
                                                 ----------  ---------  ------------  -------------  -------------
                                                 ----------  ---------  ------------  -------------  -------------

------------------------

(1) Share amounts have been restated to reflect the exchange of common stock pursuant to the reorganization completed in April of 1999.

   The accompanying notes are an integral part of these financial statements.

                           BRIGHT TECHNOLOGIES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS

                                                                           FOR THE THREE MONTHS    FOR THE PERIOD
                                                       FOR THE YEARS                               FROM INCEPTION
                                                     ENDED DECEMBER 31,      ENDED MARCH 31,     (DECEMBER 29, 1994)
                                                   ----------------------  --------------------        THROUGH
                                                      1997        1998       1998       1999       MARCH 31, 1999
                                                   ----------  ----------  ---------  ---------  -------------------
                                                                               (UNAUDITED)           (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss.......................................  $(1,408,143) $(1,109,349) $(292,247) $(155,409)     $(7,499,013)
  Adjustments to reconcile net loss to net cash
    used in operating activities:
    Depreciation.................................      69,486      57,636     13,951      7,716          239,865
    Amortization.................................      12,781      46,422      3,000     16,610           86,116
    Provision for loss on facility closing.......          --      81,928         --         --           81,928
    Provision for loss on acquired assets........          --          --         --         --          862,368
    Acquired in-process research and
      development................................          --          --         --         --           60,000
    Amortization of capitalized consulting
      agreement..................................      57,778          --         --         --          130,000
  Cash provided by (used in) the change in assets
    and liabilities:
    Decrease (increase) in inventories...........     183,728      31,227    (14,315)    15,625          192,227
    Increase in other current assets.............      (8,486)     (3,028)        --         --          (18,028)
    Increase in security deposits................          --          --         --         --           (3,240)
    (Decrease) increase in accounts payable......     (60,284)     79,266      3,734    (11,728)         255,533
    Increase in accrued expenses.................     176,832     348,272     86,929    103,184          903,287
                                                   ----------  ----------  ---------  ---------  -------------------
NET CASH USED IN OPERATING ACTIVITIES............    (976,308)   (467,626)  (198,948)   (24,002)      (4,708,957)
                                                   ----------  ----------  ---------  ---------  -------------------
CASH FLOWS USED IN INVESTING ACTIVITIES
  Purchase of property and equipment.............          --          --         --         --         (154,424)
  Expenditures for software development costs....     (45,880)   (122,295)   (48,098)        --         (168,175)
  Expenditures for patent costs..................     (41,346)     (4,741)        --         --          (64,120)
  Expenditures under Telenet agreements..........          --          --         --         --         (250,000)
                                                   ----------  ----------  ---------  ---------  -------------------
NET CASH USED IN INVESTING ACTIVITIES............     (87,226)   (127,036)   (48,098)        --         (636,719)
                                                   ----------  ----------  ---------  ---------  -------------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Expenditures for offering costs................          --     (50,000)        --         --          (50,000)
  (Decrease) increase in bank overdraft..........    (104,947)     (5,274)   (10,395)     3,058            8,169
  Payments on secured promissory note............     (33,500)         --         --         --         (163,500)
  Payments on capitalized lease obligation.......     (13,838)    (15,051)    (2,755)    (4,220)         (33,109)
  Proceeds from shareholder loans................          --     664,987    266,309     25,164          690,151
  Proceeds from shareholder capital
    contributions................................   1,214,012          --         --         --        4,893,965
                                                   ----------  ----------  ---------  ---------  -------------------
NET CASH PROVIDED BY FINANCING
  ACTIVITIES.....................................   1,061,727     594,662    253,169     24,002        5,345,676
                                                   ----------  ----------  ---------  ---------  -------------------
(DECREASE) INCREASE IN CASH......................       1,807          --         --         --               --
                                                   ----------  ----------  ---------  ---------  -------------------
CASH--BEGINNING OF PERIOD........................       1,807          --         --         --               --
                                                   ----------  ----------  ---------  ---------  -------------------
CASH--END OF PERIOD..............................  $       --  $       --  $   6,123  $      --      $        --
                                                   ----------  ----------  ---------  ---------  -------------------
                                                   ----------  ----------  ---------  ---------  -------------------
SUPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the period for:
    Interest.....................................  $   29,364  $   10,320  $   1,407  $   4,466      $   218,353
                                                   ----------  ----------  ---------  ---------  -------------------
                                                   ----------  ----------  ---------  ---------  -------------------
SCHEDULE OF NON-CASH INVESTING AND FINANCING
  ACTIVITIES:
  Purchase of equipment through issuance of
    capitalized lease obligations................  $   72,574  $       --  $      --  $      --      $    72,574
                                                   ----------  ----------  ---------  ---------  -------------------
                                                   ----------  ----------  ---------  ---------  -------------------
  Accounts payable converted into a promissory
    note payable.................................  $       --  $   63,937  $      --  $      --      $    63,937
                                                   ----------  ----------  ---------  ---------  -------------------
                                                   ----------  ----------  ---------  ---------  -------------------
  Acquisition of assets through issuance of
    secured promissory note......................  $       --  $       --  $      --  $      --      $ 1,266,400
                                                   ----------  ----------  ---------  ---------  -------------------
                                                   ----------  ----------  ---------  ---------  -------------------
  Offering costs accrued.........................  $       --  $       --  $      --  $  75,000      $    75,000
                                                   ----------  ----------  ---------  ---------  -------------------
                                                   ----------  ----------  ---------  ---------  -------------------

   The accompanying notes are an integral part of these financial statements.

                           BRIGHT TECHNOLOGIES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

                 (UNAUDITED WITH RESPECT TO MARCH 31, 1999 AND
                THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999)

NOTE 1--BUSINESS AND CONTINUED OPERATIONS

    Bright Technologies, Inc. (the "Company") was incorporated under the laws of the State of Georgia on December 29, 1994. The Company is a development stage telecommunications company formed to develop and commercialize fixed wireless telephones and wireline payphones and payphone components, including related management software. Since inception, the Company has devoted substantially all of its efforts towards research and development activities, acquisition of certain in-process research and development, recruiting its research and management personnel, securing agreements for various wireless transmission standards and raising capital.

    The Company has not yet generated any significant revenue from any of its products and has not yet achieved profitable operations or positive cash flow from operations. There is no assurance that profitable operations, if ever achieved, could be sustained on a continuing basis. In addition, development activities and the commercialization of the telephone products will require significant additional financing. The Company's deficit accumulated during the development stage aggregated $7,344,000 through December 31, 1998 and $7,499,000 through March 31, 1999, and the Company expects to incur substantial losses in future periods. Further, the Company's future operations are dependent on the success of the Company's development and commercialization efforts and market acceptance of the Company's products.

    The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. However, as shown in the accompanying financial statements, the Company has incurred losses from operations from inception. As of December 31, 1998, the Company had a stockholders' deficiency of $2,450,000, a working capital deficiency of $2,786,000 and an accumulated deficit since inception of $7,344,000. The Company is also in default on a significant loan agreement, which totals approximately $1,346,000 in principal and interest as of December 31, 1998, and is in arrears with substantially all of its other payables and accrued liabilities. No assurances can be given that any of the Company's telephone products can be manufactured on a large scale basis or at a feasible cost. Further, no assurance can be given that any of the Company's telephone products will receive market acceptance. These factors raise substantial doubt about the Company's ability to continue as a ongoing concern.

    Since inception, the Company has financed its operations from proceeds of capital contributions totalling $4,894,000 from its principal shareholder and from loans from its principal shareholder totalling $690,000 through March 31, 1999. The Company is exploring additional sources of working capital, including private borrowings, an Initial Public Offering ("IPO") of its securities, joint ventures and licensing of technologies. The Company's ability to continue as a going-concern is dependent upon the financing efforts being successful. There can be no assurance, however, that the Company will be successful in obtaining financing at the level needed for the long-term development and commercialization of its planned products or on terms acceptable to the Company.

    These financial statements do not include any adjustments relating to the recoverability of recorded asset amounts that might be necessary as a result of the above uncertainty.

                           BRIGHT TECHNOLOGIES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                 (UNAUDITED WITH RESPECT TO MARCH 31, 1999 AND
                THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999)

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    UNAUDITED INTERIM INFORMATION

    The information presented as of March 31, 1999 and for the three-month periods ended March 31, 1998 and 1999 and for the period from inception (December 29, 1994) through March 31, 1999 has not been audited. In the opinion of management, the unaudited interim financial statements include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the information set forth therein. The results of operations for the three months ended March 31, 1999 are not necessarily indicative of the results for the year ending December 31, 1999.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    Cash and cash equivalents, accounts and other receivables, bank overdraft, accounts payable, accrued expenses and long-term debt, including the current portion, are reflected in the accompanying balance sheet at amounts considered by management to reasonably approximate fair value.

    CONCENTRATION OF CREDIT RISK

    Financial instruments, which potentially subject the Company to concentrations of credit risks, are principally trade accounts receivable. The Company maintains an allowance for uncollectible accounts receivable and generally does not require collateral. At December 31, 1998 and at March 31, 1999, no allowance for uncollectible accounts was deemed necessary by management.

    CASH AND CASH EQUIVALENTS

    The Company considers all short-term highly liquid investments with a maturity of three months or less when purchased to be cash or cash equivalents.

    INVENTORIES

    Inventories are stated at the lower of cost (determined on a first-in, first-out basis) or market.

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation is calculated using an accelerated method over the estimated useful lives (5-7 years) of the related assets. Maintenance and repair expenses are charged to operations as incurred.

                           BRIGHT TECHNOLOGIES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                 (UNAUDITED WITH RESPECT TO MARCH 31, 1999 AND
                THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999)

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    CAPITALIZED SOFTWARE DEVELOPMENT COSTS

    Certain software development costs incurred subsequent to the establishment of the software's technological feasibility and completion of the research and development on the product hardware in which it is to be used, are required to be capitalized. Capitalization ceases when the product is available for general release to customers, at which time amortization of capitalized costs begins. Amortization is calculated on the straight-line basis over 3 years.

    The carrying value of a software and development asset is regularly reviewed by the Company, and a loss is recognized when the net realizable value falls below the unamortized cost.

    COVENANT NOT-TO-COMPETE

    The covenant not-to-compete consists of an agreed upon amount stated in the purchase contract in connection with the purchase of certain technology from Telenet (Note 3). The covenant not-to-compete is stated at cost, less accumulated amortization of $40,091 at December 31, 1998 and $41,623 at March 31, 1999, and is being amortized using a double declining method over 6 1/2 years, the lesser of the contractual term or the economic life of the acquired technology.

    Amortization expense for the years ended December 31, 1997 and 1998 amounted to $12,781 and $8,848, respectively, and for the three months ended March 31, 1998 and 1999 amounted to $3,000 and $1,532, respectively.

    PATENT COSTS

    Patent costs are stated at cost, less accumulated amortization of $3,053 at December 31, 1998 and $4,117 at March 31, 1999. Patent costs are being amortized on a straight-line basis over 14 years.

    Amortization expense for the years ended December 31, 1997 and 1998 amounted to $-0- and $3,053, respectively, and for the three months ended March 31, 1998 and 1999 amounted to $-0- and $1,064, respectively.

    DEFERRED OFFERING COSTS

    Deferred offering costs relate to costs incurred with respect to a proposed IPO discussed in Notes 13 and 14 to the accompanying financial statements. In the event the proposed IPO is not consummated, the deferred offering costs will be expensed.

    INCOME TAXES

    The Company, with the consent of its principal shareholder, elected under the Internal Revenue Code to be taxed as an "S" corporation. In lieu of corporation income taxes, the shareholders of an "S" corporation are taxed on their proportionate share of the Company's taxable income or loss. Accordingly, no provision or liability for federal and state taxes is included in the financial statements for the years ended December 31, 1997 and 1998 and for the three months ended March 31, 1998 and 1999.

                           BRIGHT TECHNOLOGIES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                 (UNAUDITED WITH RESPECT TO MARCH 31, 1999 AND
                THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999)

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    There are no proforma income taxes presented for any of the periods presented in the accompanying financial statements, as the Company incurred losses for both book and tax purposes.

    Commencing with the effective date of an IPO of its securities, the Company's "S" election would then be terminated. Accordingly, the Company would then provide for federal and state income taxes and provide for deferred tax assets and liabilities measured by using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates would be recognized in income in the period that includes the enactment date. A valuation allowance would be provided if it is more likely than not that some or all of the deferred tax asset will not be realized.

    REVENUE RECOGNITION

    Revenue from product sales are recognized upon the shipment of the product. Revenue from any company owned and operated telephones will be recognized upon the completion of the service.

    RESEARCH AND DEVELOPMENT

    Research and development expenditures are charged to expense as incurred, unless they are reimbursed under specific contracts.

    STOCK-BASED COMPENSATION

    As permitted by SFAS No. 123, "Accounting for Stock-Based Compensation," the Company accounts for its stock-based compensation arrangements pursuant to APB Opinion No. 25, "Accounting for Stock Issued to Employees." In accordance with the provisions of SFAS No. 123, the Company discloses the proforma effects of accounting for these arrangements using the minimum value method to determine fair value.

    LOSS PER SHARE

    Basic earnings per share ("Basic EPS") is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share ("Diluted EPS") gives effect to all dilutive potential common shares outstanding during a period. In computing Diluted EPS, the treasury stock method is used in determining the number of shares assumed to be purchased from the conversion of common stock equivalents. Securities that could potentially dilute Basic EPS in the future, that were not included in the computation of Diluted EPS because to do so would have been anti-dilutive for the periods presented, consist of warrants discussed in Note 14, which are issuable upon the completion of an IPO and options discussed in Note 14, which were granted in January of 1999.

    IMPAIRMENT OF LONG-LIVED ASSETS

    During 1995, the Company adopted the Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be

                           BRIGHT TECHNOLOGIES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                 (UNAUDITED WITH RESPECT TO MARCH 31, 1999 AND
                THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999)

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Disposed of." Under the provisions of this statement, the Company has evaluated its long-lived assets for financial impairment, and will continue to evaluate them as events or changes in circumstances indicate that the carrying amount of such assets may not be fully recoverable.

    The Company evaluates the recoverability of long-lived assets by measuring the carrying amount of the assets against the estimated undiscounted future cash flows associated with them. At the time such evaluations indicate that the future undiscounted cash flows of certain long-lived assets are not sufficient to recover the carrying value of such assets, the assets are adjusted to their fair values. Based on these evaluations, there were no adjustments to the carrying value of long-lived assets in 1997, 1998 and for the three months ended March 31, 1999. In December 1995, the Company recorded a charge of $862,368 related to assets acquired from Tee-Comm (Note 3).

    IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

    Effective January 1, 1998, the Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income, defined as all changes in equity from non-owner sources. Adoption of SFAS No. 130 did not have a material effect on the Company's financial position or results of operations.

    Effective January 1, 1998, the Company adopted the provisions of SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way public enterprises report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to stockholders. Adoption of SFAS No. 131 did not have a material effect on the Company's financial position or results of operations.

    Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 132, "Employers' Disclosures About Pensions and Postretirement Benefits," which standardizes the disclosure requirements for pensions and other postretirement benefits. SFAS No. 132 addresses disclosure only. It does not address liability measurement or expense recognition. There was no effect on financial position or net income as a result of adopting SFAS No. 132.

    Effective January 1, 1998, the Company adopted American Institute of Certified Public Accountants Statement of Position 97-2, "Software Revenue Recognition" ("SOP 97-2"). SOP 97-2 generally requires revenue earned on software arrangements involving multiple elements, such as software products, upgrades, enhancements, post-contract customer support, installation and training to be allocated to each element based on the relative fair values of the elements. The adoption of SOP 97-2 did not have an effect on the Company's financial position or results of operations.

    In March 1998, the American Institute of Certified Public Accountants issued SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which revises the accounting for software development costs and will require the capitalization of certain costs. The adoption of SOP 98-1 did not have an effect on the Company's financial position or results of operations.

                           BRIGHT TECHNOLOGIES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                 (UNAUDITED WITH RESPECT TO MARCH 31, 1999 AND
                THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999)

NOTE 3--ACQUIRED TECHNOLOGY

    On February 13, 1995, the Company executed an agreement to purchase for $1,266,400 certain assets of Tee-Comm, which was paid by the issuance of a secured promissory note discussed in Note 8. The assets that were acquired included general production equipment, inventory and technology for wireline telephone computer boards. The acquisition agreement allocated the purchase price of $1,266,400 to the assets as follows: (i) $466,400 to inventory; (ii) $150,000 to equipment; (iii) $650,000 to technology or goodwill. Due to circumstances regarding a potential infringement of a third party patent, which had, as of December 1995, approximately three years remaining, the Company ceased production of the Tee-Comm telephone computer boards and recorded an $862,368 charge to operations during 1995 reflecting the writedown of such assets.

    On February 20, 1996, the Company purchased the technology product known as the Suntel line powered smartboard from Telenet. The purchased technology included in-process research and development of a wireline computer board for payphones. The February 20, 1996 agreement provided for a $250,000 payment at closing, which was allocated as follows: (i) $60,000 to a 6 1/2-year covenant-not-to-compete; (ii) $130,000 to an eighteen-month consulting arrangement between the Company and an individual, who controlled Telenet, to further develop the technology and product line; and (iii) $60,000 to the acquired in-process research and development, which was charged to research and development expense during 1996.

NOTE 4--INVENTORIES

    Inventories, net of writedowns, consist of the following components:

                                                             AT DECEMBER 31,
                                                          ---------------------  AT MARCH 31,
                                                             1997       1998         1999
                                                          ----------  ---------  ------------
Raw materials...........................................  $   87,431  $  53,578   $   45,829
Work-in process.........................................      25,001     27,627       19,751
                                                          ----------  ---------  ------------
                                                          $  112,432  $  81,205   $   65,580
                                                          ----------  ---------  ------------
                                                          ----------  ---------  ------------

    Inventories at December 31, 1998 and March 31, 1999 are net of a valuation allowance of $583,000.

NOTE 5--PROPERTY AND EQUIPMENT, NET

    Property and equipment, net, consists of the following:

                                                                AT DECEMBER 31,  AT MARCH 31,
                                                                     1998            1999
                                                                ---------------  ------------
Machinery and equipment.......................................    $   161,267     $  161,267
Furniture and fixtures........................................         72,505         72,505
                                                                ---------------  ------------
                                                                      233,772        233,772
Less: Accumulated depreciation................................        140,466        148,182
                                                                ---------------  ------------
                                                                  $    93,306     $   85,590
                                                                ---------------  ------------
                                                                ---------------  ------------

                           BRIGHT TECHNOLOGIES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                 (UNAUDITED WITH RESPECT TO MARCH 31, 1999 AND
                THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999)

NOTE 5--PROPERTY AND EQUIPMENT, NET (CONTINUED)
    Depreciation expense for the years ended December 31, 1997 and 1998 and the three months ended March 31, 1998 and 1999 amounted to $69,486 and $57,636 and $13,951 and $7,716, respectively.

NOTE 6--CAPITALIZED SOFTWARE DEVELOPMENT COSTS, NET

    Activity for the year ended December 31, 1998 and the three months ended March 31, 1999 consists of the following:

                                                             FOR YEAR ENDED  FOR THREE MONTHS
                                                              DECEMBER 31,    ENDED MARCH 31,
                                                                  1998             1999
                                                             --------------  -----------------
Balance--Beginning of Year.................................    $   45,880       $   133,654
Capitalized costs for period...............................       122,295                --
Amortization charged for period............................       (34,521)          (14,015)
                                                             --------------        --------
Balance--End of period.....................................    $  133,654       $   119,639
                                                             --------------        --------
                                                             --------------        --------

NOTE 7--ACCRUED EXPENSES

    Accrued expenses consist of the following:

                                                            AT DECEMBER 31,
                                                                 1998        AT MARCH 31, 1999
                                                            ---------------  -----------------
Officer's salary..........................................    $   450,000      $     487,500
Interest..................................................        248,923            300,716
Professional fees.........................................        100,000            112,500
Offering costs............................................             --             75,000
Other.....................................................         27,180             28,571
                                                            ---------------  -----------------
                                                              $   826,103      $   1,004,287
                                                            ---------------  -----------------
                                                            ---------------  -----------------

NOTE 8--NOTES PAYABLE

    Notes payable consist of the following:

                                                                AT DECEMBER 31,  AT MARCH 31,
                                                                     1998            1999
                                                                ---------------  ------------
Secured promissory note issued in connection with Tee-Comm
  acquisition.................................................   $   1,102,900    $1,102,900
Vendor promissory note........................................          63,937        63,937
                                                                ---------------  ------------
                                                                 $   1,166,837    $1,166,837
                                                                ---------------  ------------
                                                                ---------------  ------------

                           BRIGHT TECHNOLOGIES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                 (UNAUDITED WITH RESPECT TO MARCH 31, 1999 AND
                THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999)

NOTE 8--NOTES PAYABLE (CONTINUED)
    SECURED PROMISSORY NOTE PAYABLE

    As discussed in Note 2, on February 13, 1995, the Company issued a secured promissory note for $1,266,400 to purchase certain assets of Tee-Comm. Under the secured promissory note agreement, the Company is required to make monthly payments of interest only from March 1, 1995 through December 1, 1995; thereafter, the Company is required to make monthly payments of principal and interest. Interest is calculated at prime and is adjusted every 18 months. The agreement provided for payments of principal to commence on December 1, 1995 through February 1, 1997 at $10,000 per month; thereafter, principal monthly payments are to be adjusted every 18 months with the first two adjustments amounting to $13,500 and $22,950, respectively, and the remaining five payments through June 30, 2002 at $92,060 per month. The note is collateralized by the Company's assets and is personally guaranteed by the Company's principal shareholder.

    Commencing in April of 1997, the Company failed to make the required payments under this note agreement and remained in default as of December 31, 1998. Accordingly, the Company has classified the note as current liability at December 31, 1998.

    In January of 1999, the Company and the secured party signed an agreement to restructure the debt (see Note 14).

    For the years ending December 31, 1997 and 1998 and the three months ended March 31, 1998 and 1999, the Company recorded interest expense related to this secured promissory note of $122,174 and $144,069, and $30,324 and $36,326, respectively. As of December 31, 1998 and March 31, 1999, accrued interest payable amounted to $242,923 and $279,249, respectively. Interest expense for 1997, 1998 and for the three months ended March 31, 1999 was calculated using the default rate of interest of prime, plus 3%.

    VENDOR PROMISSORY NOTE PAYABLE

    During September 1998, the Company agreed to convert a vendor's outstanding balance of $63,937 into an unsecured promissory note, which bears an interest rate of prime, plus 2%. Interest accruals on said note are retroactive to January 1, 1998. The Company is required to make level installment payments of principal and interest of $500 on the first and fifteenth of each month, commencing October 1, 1998. The note and accrued interest are payable at the earlier of: (i) a successful IPO, or (ii) change of control of the Company, or change of control, or sale of the principal shareholder's affiliated companies.

    Interest expense for the year ended December 31, 1998 and the three months ended March 31, 1999 amounted to $6,500 and $1,085, respectively.

NOTE 9--CAPITALIZED LEASE OBLIGATIONS

    During January and May 1997, the Company entered into two agreements to lease equipment. The transactions have been accounted for as capitalized leases in accordance with the provisions of the Financial Accounting Standards Board, Statement No. 13. The lease obligations have an effective per

                           BRIGHT TECHNOLOGIES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                 (UNAUDITED WITH RESPECT TO MARCH 31, 1999 AND
                THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999)

NOTE 9--CAPITALIZED LEASE OBLIGATIONS (CONTINUED) annum interest rate ranging between 13.3% and 14.9% and require 46 and 48 monthly payments, respectively, of interest and principal amounting to $1,882. Each lease contains an option to purchase the equipment at the end of the lease term for $1.

    Principal payments required to be made on the above obligations are summarized as follows:

YEAR ENDED DECEMBER 31,
-----------------------------------------------------------------------------------
1999...............................................................................  $  18,389
2000...............................................................................     17,531
2001...............................................................................      7,766
                                                                                     ---------
                                                                                     $  43,686
                                                                                     ---------
                                                                                     ---------

    Interest expense related to the capitalized lease obligations for the years ended December 31, 1997 and 1998 and the three months ended March 31, 1998 and 1999 amounted to $6,044 and $6,820 and $1,407 and $1,610, respectively.

NOTE 10--SHAREHOLDER CAPITAL CONTRIBUTIONS AND LOANS

    For the period from inception (December 29, 1994) through December 31, 1998, the Company's principal shareholder contributed capital to the Company of approximately $4,893,965. In addition, during 1998 and for the three months ended March 31, 1999, the principal shareholder loaned the Company approximately $664,987 and $25,164, respectively. The shareholder loans are payable on demand, bear interest at 10% per annum and are unsecured. Interest expense accrued on such debt during 1998 and for the three months ended March 31, 1999 amounted to $3,000 and $16,382, respectively.

NOTE 11--COMMITMENTS, CONTINGENCIES AND OTHER MATTERS

    OPERATING LEASES

    At December 31, 1998, the Company had obligations under various long-term operating leases for office space and equipment. The leases provide for minimum monthly payments aggregating approximately $2,176 and expire at various dates through 1999.

    Rent expenses for all operating leases for the years ended December 31, 1997 and 1998 and the three months ended March 31, 1998 and 1999 amounted to $90,524 and $72,326 and $20,399 and $6,018, respectively.

    EMPLOYMENT AGREEMENT

    The Company has accrued salary payable to the Company's principal shareholder in the amount of $150,000 per year for 1996, 1997 and 1998 and $37,500 for the three months ended March 31, 1999. As of December 31, 1998 and March 31, 1999, the accrued salary payable to the principal shareholder totaled $450,000 and $487,500, respectively.

                           BRIGHT TECHNOLOGIES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                 (UNAUDITED WITH RESPECT TO MARCH 31, 1999 AND
                THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999)

NOTE 11--COMMITMENTS, CONTINGENCIES AND OTHER MATTERS (CONTINUED)
    LOSS ON FACILITY CLOSING

    During December 1998, the Company consolidated its manufacturing and warehousing operations, which resulted in the Company closing a facility in Atlanta, Georgia. Facility closing costs recorded during 1998 amounted to $81,928, inclusive of a provision of $26,000 for estimated future costs.

    LITIGATION

    TIDEL ENGINEERING, INC. ("TIDEL") VS. FIRST EXPRESS FINANCIAL GROUP, INC., ("FIRST EXPRESS"), MULTICARD PAYMENT SYSTEMS, INC., AMERICAN TELECOMMUNICATIONS ENTERPRISES, INC., ET AL. This action was filed by Tidel during February 1998 in the 191st Judicial District Court of Dallas County, Texas. The plaintiff claims that the Company is liable for debts of First Express that were incurred in the purchase of automated teller machines. The allegation is that the Company is the alter ego of First Express and is liable as if it had purchased the machines and executed the documents. First Express is a business entity that is wholly-owned by the Company's principal shareholder. On February 9, 1998, Tidel quantified their claim for damages, which amounted to $1.29 million. Management believes this action has no merit.

    PROPOSED INTERNATIONAL OPERATIONS

    The Company's strategic business plan includes marketing its wireless telephone products initially to developing countries in Latin America, Eastern Europe and the Pacific Rim, which lack the wireline infrastructure to provide sufficient telephone service to their populations. These countries have experienced volatile and frequent unfavorable economic, political and social conditions.

    In view of the foregoing, the Company's intended business, earnings, asset values and prospects may be materially and adversely affected by developments with respect to inflation, interest rates, currency fluctuations, government policies, price and wage controls, exchange control regulations, taxation, expropriation, social instability, and other political, economic or diplomatic developments in or effecting such developing countries. The Company has no control over such conditions and developments, and can provide no assurance that such conditions and developments will not adversely affect the Company's operations.

    CONCENTRATION OF CREDIT RISK

    For the years ended December 31, 1997 and 1998, approximately 63% and 31%, respectively, of net sales were derived from two unrelated customers, and one company controlled by the principal shareholder, respectively. At December 31, 1998, no receivables were due from the above customers.

    For the three months ended March 31, 1998 and 1999, approximately -0-% and 100% respectively, of net sales were derived from one company controlled by the principal shareholder. At March 31, 1999, no receivables were due from the above customer.

                           BRIGHT TECHNOLOGIES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                 (UNAUDITED WITH RESPECT TO MARCH 31, 1999 AND
                THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999)

NOTE 12--RELATED PARTY TRANSACTIONS

    For the years ended December 31, 1997 and 1998 and the three months ended March 31, 1998 and 1999, the Company sold approximately $-0- and $24,500 and $-0- and $30,625, respectively, of pay telephone products to a company controlled by the Company's principal shareholder.

NOTE 13--PROPOSED PUBLIC OFFERING

    In September of 1998, the Company decided to raise capital through the sale of its securities pursuant to an IPO. Through December 31, 1998, costs related to this proposed offering aggregated $50,000, which have been deferred (see Note
14).

NOTE 14--SUBSEQUENT EVENTS

    SECURED PROMISSORY NOTE PAYABLE

    As discussed in Note 8, the Company is indebted to Tee-Comm under a secured promissory note with principal of $1,102,900 outstanding as of December 31, 1998.

    On January 14, 1999, the Company and the principal shareholder entered into an agreement with the Tee-Comm Bankruptcy Receiver, the representative of the secured party (the "Receiver"), which restructured the debt under the following terms:

        (a) Company granted the Receiver: (i) a first priority security interest in the technology developed by the Company on or before January 27, 1999; and (ii) stock options to acquire 5% on a fully diluted basis of the equity of the Company at a price at least as favorable as that made available to any party, including insiders, underwriters, agents or advisors. The stock options are exercisable commencing with the completion of the IPO and terminate 3 years thereafter. The stock options are deemed to be fully vested and, accordingly, the stock options will not terminate upon satisfaction of the Tee-Comm note payable. The Company has assigned no value to these stock options.

        (b) The principal shareholder of the Company is required to deliver to the Receiver: (i) a recordable mortgage of $300,000 on commercial property owned by the principal stockholder; (ii) 50% of the shares of American Telecommunications Enterprises, Inc., a company controlled by the shareholder; and (iii) a $300,000 payment sixty days from the date of the agreement.

        (c) Upon payment of the $300,000 by the shareholder, the Receiver will release: (i) the mortgage on the commercial property; and (ii) the personal guarantee made by the shareholder on the Tee-Comm secured promissory note dated February 13, 1995.

        (d) Upon full payment of the remaining balance, the Receiver will release the shareholder's stock in American Telecommunications Enterprises, Inc. and the lien on the Company's technology.

                           BRIGHT TECHNOLOGIES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                 (UNAUDITED WITH RESPECT TO MARCH 31, 1999 AND
                THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999)

NOTE 14--SUBSEQUENT EVENTS (CONTINUED)
    LICENSE AGREEMENT

    In March of 1999, the Company entered into a license agreement with Motorola, Inc. ("Motorola"). The license agreement grants the Company a non-exclusive, non-assignable, non-transferable, royalty-free license to incorporate a Motorola Patent and Proprietary Information in the Company's wireless telephones, which include cellular transceivers sourced from Motorola. The licensed territories consist of the United States, Canada and Latin America. The term of the agreement is for one year and automatically renews for one-year terms, unless terminated by either party.

    REORGANIZATION

    On April 23, 1999, the shareholders of Bright Technologies, Inc. ("Bright Georgia") formed a new corporation in the state of Delaware named bright-technologies.com, inc. ("Bright Delaware"). On April 23, 1999, the shareholders of Bright Georgia exchanged all of their common shares of Bright Georgia for 6,000,000 shares of Bright Delaware's common stock. As a result of this reorganization, Bright Delaware became the parent corporation with its only asset as of such date consisting of 100% of the common stock of Bright Georgia. All common shares, stock options, warrants and related per-share data reflected in the accompanying financial statement and notes thereto have been adjusted to give effect to this reorganization.

    PROPOSED PUBLIC OFFERING

    In April of 1999, bright-technologies.com, inc. entered into an agreement with an underwriter (the "Underwriter"), whereby the Underwriter has agreed, on a best-efforts basis, to sell shares of bright-technologies.com, inc.'s common stock in an IPO. Through December 31, 1998, costs related to this proposed offering aggregate $50,000, which have been deferred.

    bright-technologies.com, inc. agreed to issue to the Underwriter on the closing date of the IPO warrants to purchase 100,000 shares of bright-technologies.com, inc.'s common stock at a price per share of $6.00. The warrants shall be exercisable for a four-year period commencing one year after the effective date of the IPO.

    In May 1999, the Company entered into a two-year agreement with a financial advisory firm owned and operated by an individual who, in April of 1999, became the Company's Chief Financial Officer and Treasurer and a member of the Board of Directors (the "Advisor"). Under this Agreement, the Advisor is to provide financial advisory services in connection with a proposed future debt offering following the completion of an IPO. The Advisor has agreed to advance the Company up to $675,000 in connection with the proposed IPO and the proposed debt offering. Any advances under this agreement, together with interest at the rate of 10% per annum, are repayable out of the proceeds of the debt offering. The Advisor has a right of first refusal to assist the Company in connection with future efforts to raise capital in excess of $5 million.

                           BRIGHT TECHNOLOGIES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                 (UNAUDITED WITH RESPECT TO MARCH 31, 1999 AND
                THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999)

NOTE 14--SUBSEQUENT EVENTS (CONTINUED)
    STOCK OPTIONS

    During April of 1999, the Board of Directors and stockholders of the Company approved the 1999 Stock Option Plan (the "Plan"), which provides for the granting of up to 450,000 shares of common stock, pursuant to which officers, employees, directors and consultants are eligible to receive incentive and/or nonqualified stock options. Options granted under the Plan are exercisable for a period of up to 10 years from date of grant at an exercise price which is not less than the fair value on date of grant, except that the exercise period of incentive stock options granted to a stockholder owning more than 10% of the outstanding capital stock may not exceed five years and their exercise price may not be less than 110% of the fair value of the common stock at date of grant. The Plan provides for the options to include vesting provisions. The Company also adopted the 1999 Non-employee Director Stock Option Plan for the non-employee directors pursuant to which 50,000 shares of common stock may be granted. Through April 30, 1999, no options under either of these plans have been granted.

    LEASE AGREEMENT

    On May 1, 1999, bright-technologies.com, inc. entered into a three-year lease for the office space for its executive headquarters in Liverpool, New York. The property is owned by the wife of the principal shareholder of the Company. The lease provides for monthly payments of $900 commencing May 1, 1999.

    EMPLOYMENT AGREEMENTS

    In April of 1999, bright-technologies.com, inc. entered into an employment agreement with its principal shareholder, which commences upon the closing of an IPO and continues for 5 years thereafter. The employment agreement provides for, among other things, a base salary of $250,000 per year, of which $100,000 is deferred until the Company completes a secondary financing of at least $5,000,000.

    In April of 1999, bright-technologies.com, inc. entered into an employment agreement with an individual who will serve as bright-technologies.com, inc.'s Vice President, which commences upon the closing of an IPO and continues for 5 years thereafter. The employment agreement provides for, among other things, a base salary of $150,000 per year, of which $50,000 is deferred until the Company completes a secondary financing of at least $5,000,000.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                         BRIGHT-TECHNOLOGIES.COM, INC.
                               MINIMUM OFFERING:
                        1,000,000 SHARES OF COMMON STOCK
                               MAXIMUM OFFERING:
                        1,800,000 SHARES OF COMMON STOCK

                  --------------------------------------------
                                   PROSPECTUS
                      ------------------------------------
                          ROCKCREST SECURITIES L.L.C.
                                  May 17, 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Article VII of the Registrant's Certificate of Incorporation provides that the Company shall indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law ("DGCL").

    Section 145 of the DGCL permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In a derivative action (I.E. one by or in right of the corporation), indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such persons shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnify for such expenses, despite such adjudication or liability.

    Section 102(b)(7) of the DGCL permits a corporation organized under Delaware law to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director subject to certain limitations. Article IX of the Registrant's Certificate of Incorporation includes the following provision:

    A director of this corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit. If the DGCL is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

    The Registrant may purchase and maintain insurance on behalf of any person who is or was a director, officer, fiduciary or agent of the Registrant against any liability asserted against and incurred by such person in any such capacity or arising out of such person's position, whether or not the Registrant would have the power to indemnify against such liability under the provisions of the Certificate of Incorporation or the Bylaws of the Registrant.

    The Underwriting Agreement, which is filed herewith, contains provisions by which the Underwriter agrees to indemnify the Registrant, each person who controls the Registrant within the meaning of Section 15 of the Securities Act of 1933, each director of the Registrant, and each officer of the Registrant with respect to certain civil liabilities, including liabilities under the Securities Act, liabilities arising from breaches of representations and warranties contained in the Underwriting Agreement, and liabilities arising from violations of law, rule or regulation in the offer or sale of the shares offered in the Registration Statement.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following is an itemization of all expenses (subject to future contingencies) incurred or to be incurred by the Registrant in connection with the issuance and distribution of the securities being offered, other than underwriting commissions and the underwriter's non-accountable expense allowance:

SEC registration fee..............................................  $   2,502
NASD filing fee...................................................      1,400
NASDAQ SmallCap Market listing fee................................     10,000
Transfer agent fee................................................      5,000*
Escrow agent fee..................................................      5,000*
Printing and engraving............................................     75,000*
Accounting fees and expenses......................................     50,000*
Legal fees and expenses...........................................    100,000*
Blue sky fees and expenses........................................     20,000*
Miscellaneous.....................................................      6,098*
                                                                    ---------
Total.............................................................  $ 275,000*
                                                                    ---------
                                                                    ---------

------------------------

*   Estimated

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

    Upon formation of the Registrant, 5,760,000 shares of common stock were issued to Joseph C. Passalaqua in exchange for 96 shares of common stock of Bright Technologies, Inc., a Georgia corporation, and 240,000 shares of common stock were issued to Joseph J. Passalaqua in exchange for four shares of common stock of Bright Technologies, Inc., a Georgia corporation. These transactions were deemed to be exempt from registration under Section 4(2) of the Securities Act of 1933 as transactions by an issuer not involving a public offering.

ITEM 27. EXHIBITS.

    The exhibits listed below are filed as part of this Registration Statement.

 EXHIBIT NO.                                          DESCRIPTION OF EXHIBIT
-------------  -----------------------------------------------------------------------------------------------------
       1.1     Underwriting Agreement

       1.2     First Amendment to Underwriting Agreement

       3.1     Certificate of Incorporation

       3.2     Bylaws

       4.1     Specimen Certificate for Common Stock of the registrant*

       5.1     Opinion of Arter & Hadden LLP*

      10.1     Agreement among Joseph C. Passalaqua, Bright Technologies, Inc. and Ernst & Young Inc., in its
                 capacity as Court-Appointed Receiver and Manager for Tee-Comm Electronics, Inc., dated January 14,
                 1999

      10.2     Letter Agreement among Joseph C. Passalaqua, Bright Technologies, Inc. and Ernst & Young Inc., in its
                 capacity as Court-Appointed Receiver and Manager for Tee-Comm Electronics, Inc., dated March 9,
                 1999

      10.3     Secured Promissory Note between Bright Technologies, Inc. and Tee-Comm Teleservices, Inc., dated
                 February 1995

 EXHIBIT NO.                                          DESCRIPTION OF EXHIBIT
-------------  -----------------------------------------------------------------------------------------------------
      10.4     Security Agreement between Bright Technologies, Inc. and Tee-Comm Teleservices, Inc., dated February
                 13, 1995

      10.5     Licensing Agreement between Motorola, Inc. and Bright Technologies, Inc., dated March 12, 1999*

      10.6     Employment Agreement between Joseph C. Passalaqua and the registrant, dated April 23, 1999

      10.7     Employment Agreement between Carl E. M. Worboys and the registrant, dated April 23, 1999

      10.8     Lease Agreement between Mary Passalaqua and the registrant, dated May 1, 1999

      10.9     Lease Agreement among Bright Technologies, Inc. and Raymond J. and Jean A. Prossen, dated August 30,
                 1996

      10.10    Promissory Note between Bright Technologies, Inc. and Triangle Plastics, Inc., dated           ,
                 1999*

      10.11    Escrow Agreement between the registrant and Firstar Bank of Minnesota, N.A., dated       , 1999*

      10.12    1999 Stock Option Plan

      10.13    1999 Non-Employee Director Stock Option Plan

      10.14    Form of Non-Qualified Stock Option Agreement under the registrant's 1999 Stock Option Plan

      10.15    Form of Incentive Stock Option Agreement under the registrant's 1999 Stock Option Plan

      10.16    Form of Non-Qualified Stock Option Agreement under the registrant's 1999 Non-Employee Director Stock
                 Option Plan

      10.17    Financial Advisory Services Agreement between the registrant and Lilly Beter Capital Group, Ltd., dated May 14, 1999*

      21.1     Subsidiaries of the registrant

      23.1     Consent of Arter & Hadden LLP (included in Exhibit 5.1)*

      23.2     Consent of Tabb, Conigliaro & McGann, P.C.

      24.1     Powers of Attorney (contained on page S-1)

      27.1     Financial Data Schedule

------------------------

*   To be filed by amendment.

ITEM 28. UNDERTAKINGS.

    1. The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

    2. Insofar as indemnification for liabilities arising out of the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the registrant's Certificate of Incorporation or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    3.  The undersigned registrant hereby undertakes that:

        (a) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as a part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (b) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES

    In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Liverpool, State of New York, on May 12, 1999.

                                BRIGHT-TECHNOLOGIES.COM, INC.

                                By:           /s/ JOSEPH C. PASSALAQUA
                                     -----------------------------------------
                                                Joseph C. Passalaqua
                                              CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers and directors of bright-technologies.com, inc., a Delaware corporation, which is filing a Registration Statement on Form SB-2 with the Securities and Exchange Commission, Washington, D.C. 20549 under the provisions of the Securities Act of 1933, as amended (the "Securities Act"), hereby constitute and appoint Joseph C. Passalaqua and Carl E. M. Worboys, or either of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign such Registration Statement and any or all amendments, including post-effective amendments, to the Registration Statement, including a Prospectus or an amended Prospectus therein and in any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and to each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

                                Chief Executive Officer,
   /s/ JOSEPH C. PASSALAQUA       Chairman of the Board
------------------------------    and Director (Principal      May 12, 1999
     Joseph C. Passalaqua         Executive Officer)

                                Chief Financial Officer
       /s/ LILLY BETER            and Treasurer (Principal
------------------------------    Financial Officer and        May 12, 1999
         Lilly Beter              Accounting Officer) and
                                  Director

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

    /s/ JOHN J. ANDRE, JR.
------------------------------           Director              May 12, 1999
      John J. Andre, Jr.

     /s/ TERRY L. COLBERT
------------------------------           Director              May 13, 1999
       Terry L. Colbert

   /s/ LEWIS A. MCGUINNESS
------------------------------           Director              May 12, 1999
     Lewis A. McGuinness

------------------------------           Director
       William T. Muth

   /s/ JOSEPH J. PASSALAQUA
------------------------------           Director              May 12, 1999
     Joseph J. Passalaqua

    /s/ CARL E. M. WORBOYS
------------------------------           Director              May 12, 1999
      Carl E. M. Worboys

                                 EXHIBIT INDEX

                                                                                                               PAGE
 EXHIBIT NO.                                     DESCRIPTION OF EXHIBIT                                       NUMBER
-------------  -------------------------------------------------------------------------------------------  -----------
       1.1     Underwriting Agreement

       1.2     First Amendment to Underwriting Agreement

       3.1     Certificate of Incorporation

       3.2     Bylaws

       4.1     Specimen Certificate for Common Stock of the registrant*

       5.1     Opinion of Arter & Hadden LLP*

      10.1     Agreement among Joseph C. Passalaqua, Bright Technologies, Inc. and Ernst & Young Inc., in
                 its capacity as Court-Appointed Receiver and Manager for Tee-Comm Electronics, Inc.,
                 dated January 14, 1999

      10.2     Letter Agreement among Joseph C. Passalaqua, Bright Technologies, Inc. and Ernst & Young
                 Inc., in its capacity as Court-Appointed Receiver and Manager for Tee-Comm Electronics,
                 Inc., dated March 9, 1999

      10.3     Secured Promissory Note between Bright Technologies, Inc. and Tee-Comm Teleservices, Inc.,
                 dated February 1995

      10.4     Security Agreement between Bright Technologies, Inc. and Tee-Comm Teleservices, Inc., dated
                 February 13, 1995

      10.5     Licensing Agreement between Motorola, Inc. and Bright Technologies, Inc., dated March 12,
                 1999*

      10.6     Employment Agreement between Joseph C. Passalaqua and the registrant, dated April 23, 1999

      10.7     Employment Agreement between Carl E. M. Worboys and the registrant, dated April 23, 1999

      10.8     Lease Agreement between Mary Passalaqua and the registrant, dated May 1, 1999

      10.9     Lease Agreement among Bright Technologies, Inc. and Raymond J. and Jean A. Prossen, dated
                 August 30, 1996

      10.10    Promissory Note between Bright Technologies, Inc. and Triangle Plastics, Inc., dated
                           , 1999*

      10.11    Escrow Agreement between the registrant and Firstar Bank of Minnesota, N.A., dated       ,
                 1999*

      10.12    1999 Stock Option Plan

      10.13    1999 Non-Employee Director Stock Option Plan

      10.14    Form of Non-Qualified Stock Option Agreement under the registrant's 1999 Stock Option Plan

      10.15    Form of Incentive Stock Option Agreement under the registrant's 1999 Stock Option Plan

      10.16    Form of Non-Qualified Stock Option Agreement under the registrant's 1999 Non-Employee
                 Director Stock Option Plan

      10.17    Financial Advisory Services Agreement between the registrant and Lilly Beter Capital Group,
                 Ltd., dated May 14, 1999*

      21.1     Subsidiaries of the registrant

      23.1     Consent of Arter & Hadden LLP (included in Exhibit 5.1)*

                                                                                                               PAGE
 EXHIBIT NO.                                     DESCRIPTION OF EXHIBIT                                       NUMBER
-------------  -------------------------------------------------------------------------------------------  -----------
      23.2     Consent of Tabb, Conigliaro & McGann, P.C.

      24.1     Powers of Attorney (contained on page S-1)

      27.1     Financial Data Schedule

------------------------

*   To be filed by amendment.